                                                Filed Pursuant to Rule 424(b)(2)
                                                     Registration No. 333-102603

PROSPECTUS SUPPLEMENT
(To Prospectus dated February 4, 2003)                                                              [LOGO]

                  International Business Machines Corporation
            New Orchard Road, Armonk, New York 10504--(914)499-1900

                                $20,000,000,000
                               Medium-Term Notes
                    Due One Year or More from Date of Issue

We may offer our Medium-Term Notes at one or more times. The specific terms of the particular notes being offered will be contained in a pricing supplement.

The following terms may apply to particular notes being offered:

-   They may mature one year or more after issuance.

- They may bear interest at a fixed or floating rate (or both). Certain notes issued at a discount may not bear interest. Floating interest rates may be based on any of the following formulas or on other interest rate formulas specified in the pricing supplement:

    -     CD Rate                    -      LIBOR

    -     Federal Funds Rate         -      Prime Rate

    -     Treasury Rate              -      CMT Rate

    -     Commercial Paper Rate

- Any floating interest rate may be adjusted by adding or subtracting a specified spread or margin or by applying a spread multiplier.

- Each fixed rate note will pay interest on April 1 and October 1 of each year unless otherwise specified in the pricing supplement. Each floating rate note will pay interest on the dates specified in the pricing supplement.

- They may be denominated in foreign or composite currencies, if specified in the pricing supplement.

- They will not be redeemable prior to maturity and will not be subject to a sinking fund, unless otherwise specified in the pricing supplement.

-   They may be issued in certificated or book-entry form.

Generally, we will not list the notes on any securities exchange. We may, however, from time to time do so.

INVESTING IN THE NOTES INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE S-3 TO READ ABOUT CERTAIN FACTORS YOU OUGHT TO CONSIDER BEFORE BUYING THE NOTES.

                                Price to Public                   Agents' Commissions                 Proceeds to Company
Per Note.............                 100%                            .150%-.750%                       99.250%-99.850%
Total................           $20,000,000,000                 $30,000,000-$150,000,000        $19,850,000,000-$19,970,000,000

We may offer the notes as follows:

- Through agents who have agreed to use reasonable efforts to solicit offers to purchase the notes. Unless otherwise specified in the pricing supplement, we will pay the agents commissions ranging from 0.150% to 0.750% of the principal amount of the notes offered.

- Through one or more agents purchasing the notes as principal and acting as underwriter or dealer. We will pay those agents an underwriting discount or commission to be negotiated at the time of sale.

- Directly to investors. We will not pay a discount or commission to any agent if we sell the notes directly to investors.

THESE SECURITIES HAVE NOT BEEN APPROVED BY THE SEC OR ANY STATE SECURITIES COMMISSION NOR HAVE THESE ORGANIZATIONS DETERMINED THAT THIS PROSPECTUS SUPPLEMENT IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

ABN AMRO Incorporated
     Banc of America Securities LLC
        Banc One Capital Markets, Inc.
              BNP PARIBAS
                   BNY Capital Markets, Inc.
                        Citigroup
                             Credit Suisse First Boston
                                  Deutsche Bank Securities
                                      Goldman, Sachs & Co.
                                          HSBC
                                               JPMorgan
                                                   Lehman Brothers
                                                     Merrill Lynch & Co.
                                                        Morgan Stanley
                                                             UBS Investment Bank

           The date of this prospectus supplement is August 21, 2003.

                               TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT

About this Prospectus Supplement;
  Pricing Supplements................     S-3

Risk Factors.........................     S-3

Ratio of Earnings to Fixed Charges...     S-5

Use of Proceeds......................     S-6

Description of the Notes.............     S-6

United States Taxation...............    S-18

Tax Consequences to U.S. Holders.....    S-18

Tax Consequences to Non-U.S.
  Holders............................    S-22

Plan of Distribution.................    S-24

Legal Opinions.......................    S-25

Glossary.............................    S-25

PROSPECTUS

Summary..............................       2

Ratios of Earnings From Continuing
  Operations to Fixed Charges and
  Earnings From Continuing Operations
  to Combined Fixed Charges and
  Preferred Stock Dividends..........       3

Where You Can Find More Information..       4

Description of the Company...........       5

Use of Proceeds......................       5

Description of the Debt Securities...       6

Description of the Preferred Stock...      19

Description of the Depositary
  Shares.............................      21

Description of the Capital Stock.....      24

Description of the Warrants..........      24

Plan of Distribution.................      26

Legal Opinions.......................      27

Experts..............................      27

    YOU SHOULD RELY ONLY ON THE INFORMATION INCORPORATED BY REFERENCE OR CONTAINED IN THIS PROSPECTUS SUPPLEMENT, THE ATTACHED PROSPECTUS AND THE APPLICABLE PRICING SUPPLEMENT. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION AND IF YOU RECEIVE ANY UNAUTHORIZED INFORMATION YOU SHOULD NOT RELY ON IT. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY PLACE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT, THE ATTACHED PROSPECTUS OR ANY PRICING SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THE APPLICABLE DOCUMENT.

             ABOUT THIS PROSPECTUS SUPPLEMENT; PRICING SUPPLEMENTS

    We may use this prospectus supplement, together with the attached prospectus and a pricing supplement, to offer our Medium-Term Notes from time to time. The total initial public offering price of notes that may be offered by use of this prospectus supplement is $20,000,000,000 or the equivalent in foreign or composite currencies. That amount will be reduced by the amount of any other securities issued under our shelf registration statement (No. 333-102603).

    This prospectus supplement sets forth terms of the notes that we may offer. It supplements the description of the debt securities contained in the attached prospectus. If information in this prospectus supplement is inconsistent with the prospectus, this prospectus supplement will apply and will supersede that information in the prospectus.

    Each time we issue notes, we will attach a pricing supplement to this prospectus supplement. The pricing supplement will contain the specific description of the notes being offered and the terms of the offering. The pricing supplement may also add, update or change information in this prospectus supplement or the attached prospectus. Any information in the pricing supplement, including any changes in the method of calculating interest on any note, that is inconsistent with this prospectus supplement or prospectus will apply and will supersede that information in this prospectus supplement or prospectus.

    It is important for you to read and consider all information contained in this prospectus supplement and the attached prospectus and pricing supplement in making your investment decision. You should also read and consider the information in the documents we have referred you to in "Where You Can Find More Information" on page 4 of the attached prospectus.

                                  RISK FACTORS

FOREIGN CURRENCY RISKS

    - Exchange Rates and Exchange Controls

    If you invest in notes that are denominated in a currency other than U.S. dollars, your investment will be subject to significant risks that are not associated with a similar investment in notes denominated in U.S. dollars. These risks include:

    - the possibility of significant changes in rates of exchange between U.S. dollars and the specified currency;

    - the possibility of significant changes in rates of exchange between U.S. dollars and the currency resulting from official redenomination of the currency; and

    - the possibility that the United States or any foreign government will impose or modify foreign exchange controls.

These risks generally depend on factors over which we have no control, such as economic and political events, and on the supply and demand for the relevant currencies. In recent years, rates of exchange between the U.S. dollar and certain currencies have been highly volatile. This volatility may continue in the future. Even if fluctuations have occurred in any particular exchange rate in the past, fluctuations may not occur in the rate during the term of any note denominated in the foreign currency. Depreciation of the currency specified for a note against the U.S. dollar would result in a decrease in the effective yield of that note below its coupon rate and, in certain circumstances, could result in a substantial loss to you on a U.S. dollar basis.

    Governments have imposed from time to time, and may in the future impose, exchange controls that could affect exchange rates as well as the availability of a foreign currency at the time of payment of amounts due on a note denominated in that currency. There can be no assurances that exchange controls will not restrict or prohibit payments in any designated currency. Even if there are no actual exchange controls, a currency may not be available to us when payments on the notes are due because of circumstances beyond our control.

    WE HAVE NOT DESCRIBED ALL THE RISKS OF AN INVESTMENT IN NOTES DENOMINATED IN, OR THE PAYMENT OF WHICH IS RELATED TO, A CURRENCY OTHER THAN U.S. DOLLARS. YOU SHOULD CONSULT YOUR OWN COMPETENT FINANCIAL AND LEGAL ADVISORS ABOUT THE RISKS OF AN INVESTMENT IN NOTES DENOMINATED IN A CURRENCY OTHER THAN U.S. DOLLARS. THESE NOTES ARE NOT AN APPROPRIATE INVESTMENT IF YOU HAVE NOT HAD PRIOR EXPERIENCE WITH FOREIGN CURRENCY TRANSACTIONS.

    The information set forth in this prospectus supplement is directed to prospective purchasers of notes who are United States residents. We are not advising prospective purchasers who are residents of countries other than the United States on any matters that may affect the purchase or holding of, or receipt of payments of principal, premium or interest in respect of, notes. These persons should consult their own advisors about those matters.

    If applicable, the pricing supplement will contain a description of any material exchange controls affecting the currency in which the notes are denominated, if other than U.S. dollars, and any other required information concerning such currency.

    - Payment Currency

    If payment on a note is required to be made in a currency other than U.S. dollars and that currency is unavailable due to the imposition of exchange controls or other circumstances beyond our control or is no longer used by the government of the country issuing that currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments on that note will be made in U.S. dollars until such currency is again available or used. The amounts payable on any date in such currency will be converted into U.S. dollars on the basis of the most recently available market exchange rate for such currency or as otherwise indicated in the pricing supplement. Any payment on the note made under these circumstances in U.S. dollars will not constitute an event of default under the Indenture.

    - Foreign Currency Judgments

    The laws of the State of New York will govern the notes. Courts in the United States have not customarily rendered judgments for money damages denominated in any currency other than the U.S. dollar. The Judiciary Law of the State of New York provides, for example, that a judgment granted in connection with an obligation denominated in a currency other than U.S. dollars will be granted in the foreign currency of the underlying obligation and converted into U.S. dollars at a rate of exchange on the date of the entry of the judgment. However, a state court outside the State of New York may not follow the same rules and procedures on conversions of foreign currency judgments.

RISKS RELATING TO INDEXED NOTES

    An investment in indexed notes presents certain significant risks not associated with other types of securities. If we issue indexed notes, we will describe certain risks associated with any such particular indexed note more fully in the applicable pricing supplement. Indexed notes may present a high level of risk, and you may lose your entire investment if you purchase indexed notes. YOU REALLY NEED TO UNDERSTAND WHAT YOUR RISKS ARE BEFORE DECIDING TO INVEST IN THESE NOTES. WE ARE THEREFORE CAUTIONING YOU STRONGLY NOW ABOUT INVESTING IN THESE NOTES.

    The treatment of indexed notes for United States federal income tax purposes is often unclear due to the absence of any authority specifically addressing the issues presented by any particular indexed note. Accordingly, you, or your tax adviser, should, in general, be competent and capable of independently evaluating the federal income tax consequences applicable in your particular circumstances of purchasing an indexed note. If you are not fully capable of doing so, you really shouldn't even be thinking of buying these notes.

    - Loss of Principal or Interest

    The principal amount of an indexed note payable at maturity, and/or the amount of interest payable on an interest payment date, will be determined by reference to one or more of the following, each of which is an index:

    - currencies, including baskets of currencies;

    - commodities, including baskets of commodities;

    - securities, including baskets of securities; or

    - any other index.

    The direction and magnitude of the change in the value of the relevant index will determine either or both the principal amount of an indexed note payable at maturity or the amount of interest payable on an interest payment date. The terms of a particular indexed note may or may not include a guaranteed return of a percentage of the face amount at maturity or a minimum interest rate. Accordingly, if you invest in an indexed note, you may lose all or a portion of the principal invested in an indexed note and may receive no interest on the note.

    - Volatility

    Certain indices are highly volatile. The expected principal amount payable at maturity of, or the interest rate on, an indexed note based on a volatile index may vary substantially from time to time. Because the principal amount payable at the maturity of, or interest payable on, an indexed note is generally calculated based on the value of the relevant index on a specified date or over a limited period of time, volatility in the index increases the risk that the return on the indexed notes may be adversely affected by a fluctuation in the level of the relevant index.

    The volatility of an index may be affected by political, economic or other events, including governmental actions, or by the activities of participants in the relevant markets. Any of these could adversely affect the value of an indexed note. You need to keep all of this information in mind when deciding whether to purchase notes.

    - Availability and Composition of Indices

    Certain indices reference several different currencies, commodities, securities or other financial instruments. The compiler of such an index typically reserves the right to alter the composition of the index and the manner in which the value of the index is calculated. Such an alteration may result in a decrease in the value of or return on an indexed note which is linked to such index.

    An index may become unavailable due to such factors as war, natural disasters, pestilence, cessation of publication of the index, or suspension of or disruption in trading in the currency or currencies, commodity or commodities, security or securities or other financial instrument or instruments comprising or underlying such an index. If an index becomes unavailable, the determination of principal of or interest on an indexed note may be delayed or an alternative method may be used to determine the value of the unavailable index. Alternative methods of valuation are generally intended to produce a value similar to the value resulting from reference to the relevant index. However, it is unlikely that such alternative methods of valuation will produce values identical to those which would be produced were the relevant index to be used. An alternative method of valuation may result in a decrease in the value of or return on an indexed note.

    Certain indexed notes are linked to indices which are not commonly utilized or have been recently developed. The lack of a trading history may make it difficult to anticipate the volatility or other risks to which such a note is subject. In addition, there may be less trading in such indices or instruments underlying such indices, which could increase the volatility of such indices and decrease the value of or return on indexed notes relating to them.

                       RATIO OF EARNINGS TO FIXED CHARGES

    The ratio of earnings to fixed charges has been computed by dividing earnings from continuing operations before income taxes (which excludes
(a) amortization of capitalized interest and (b) IBM's share in the income and losses of less than 50% owned affiliates) and fixed charges (excluding capitalized interest) by fixed charges. "Fixed charges" consist of interest expense, capitalized interest and that portion of rental expense deemed to be representative of interest.

                       SIX MONTHS                   YEARS ENDED DECEMBER 31:
                          ENDED       ----------------------------------------------------
                      JUNE 30, 2003     2002       2001       2000       1999       1998
                      -------------   --------   --------   --------   --------   --------
Ratio of earnings to
  fixed charges......      8.6          6.9        7.9        7.0        7.0        4.9

                                USE OF PROCEEDS

    Unless we otherwise specify in a pricing supplement, we will use the proceeds from the offering of our Medium-Term Notes for general corporate purposes.

                            DESCRIPTION OF THE NOTES

GENERAL

    The following is a summary of important terms of the notes. A complete copy of the indenture under which the notes will be issued is filed as an exhibit to the registration statement. The definitions of capitalized terms used in this prospectus supplement are provided in the Glossary.

    The notes will be "debt securities," as described in the attached prospectus and will constitute one series of debt securities issued under the indenture. They will have the same rank as all of our other debt securities.

    The notes are being offered on a continuing basis. Each note will mature on a Business Day one year or more from its date of issue, as agreed between us and the purchaser. Unless otherwise specified in the pricing supplement, the notes will not be subject to redemption or repayment prior to maturity and will not be subject to any sinking fund.

    The notes may bear interest at a fixed or floating rate. Interest on floating rate notes will be determined, and adjusted periodically, by reference to an interest rate basis or formula, adjusted by a spread or spread multiplier, if any. We may issue notes at prices less than their stated principal amount. Certain of such discounted notes will be considered original issue discount notes. Original issue discount notes may or may not bear periodic interest. Unless otherwise specified in the pricing supplement, the amount payable to the holder of an original issue discount note upon an acceleration of its maturity will equal its adjusted issue price. This amount will be less than the amount payable at maturity.

    Unless otherwise specified in the pricing supplement:

    - the notes will be denominated in U.S. dollars and payments of principal of and interest on the notes will be made in U.S. dollars, and

    - the authorized denominations of the notes denominated in U.S. dollars will be U.S. $100,000 and integral multiples of U.S. $1,000 in excess of $100,000.

    If specified in the pricing supplement, the amount of principal or interest on the notes may be determined by reference to an index.

    Each note will be issued in fully registered form without coupons. Each note will be issued initially either in certificated form or in global form and deposited with, or on behalf of, The Depository Trust Company, as depository. Notes issued in global form will be "book-entry notes". Beneficial interests in a book-entry note will be shown on, and transfers of those interests will be effected only through, records maintained by DTC or its participants. Except under limited circumstances, book-entry notes will not be issuable in certificated form. Payments of principal and interest on book-entry notes will be made to DTC or its nominee. Payments to beneficial owners of interests in book-entry notes will be made through DTC and its participants. See "Description of the Debt Securities--Definitive Global Securities" in the attached prospectus.

    Certificated notes may be presented for registration of transfer or exchange at the corporate trust office of the security registrar for the debt securities, JPMorgan Chase Bank, located at Institutional Trust Services, 4 New York Plaza, 15th Floor, New York, N.Y. 10004. Unless otherwise specified in the pricing supplement, regular interest payments on certificated notes will be payable by check to the person in whose name a certificated note is registered at the close of business on the applicable record date before each interest payment date. Interest payable on certificated notes at maturity, or upon earlier redemption or repayment of principal, will be payable to the person to whom principal is payable. At maturity, or upon earlier redemption or repayment, payments of principal and interest will be made only upon presentment of the certificated note to the paying agent.

    The U.S. dollar equivalent of the purchase price of a note having a designated currency other than U.S. dollars will be determined on the basis of the noon buying rate in New York City for cable transfers in foreign currencies as certified for customs purposes by the Federal Reserve Bank of New York for the relevant currency on the issue date. This determination will be made by us or our agent, as exchange rate agent for the notes.

    The paying agent for the notes will initially be JPMorgan Chase Bank.

PAYMENT OF PRINCIPAL AND INTEREST PAYABLE IN A CURRENCY OTHER THAN U.S. DOLLARS

    The principal, premium and interest on each note are payable by us in the currency specified for that note. Generally, if the note requires payment in a currency other than U.S. dollars, we will convert all payments in respect of that note into U.S. dollars. The holder of the note may, however, elect to receive all payments on the note in the specified currency if the pricing supplement and the note so indicate, except under the circumstances described under "Foreign Currency Risks--Payment Currency" above. This election may be made by delivering a written notice to the trustee at least fifteen calendar days before the applicable payment date. The election will remain in effect until revoked by written notice to the trustee received at least fifteen calendar days before the applicable payment date.

    In the case of a note requiring payment in a currency other than U.S. dollars, the amount of any U.S. dollar payment on the note will be determined by the exchange rate agent. The determination will be based on the highest firm bid quotation expressed in U.S. dollars received by the exchange rate agent at approximately 11:00 a.m., New York City time, on the second Business Day before the applicable payment date, or, if no such rate is quoted on such date, the last date on which such rate was quoted. Quotes must be received from three recognized foreign exchange dealers in The City of New York selected by the exchange rate agent. If three quoting dealers are not available, then two dealers will be used. These dealers may include the agent and the exchange rate agent. The quotes must be based on the purchase by the quoting dealer, for settlement on the payment date, of the aggregate amount of the currency payable on the payment date for all notes denominated in that currency. All currency exchange costs will be borne by the registered holders of the notes by deductions from the payments. If no bid quotations are available, payment will be made in the specified currency, unless that currency is unavailable due to the imposition of exchange controls or to other circumstances beyond our control, in which case such payments will be made as described under "Foreign Currency Risks--Payment Currency" above.

PAYMENTS AT MATURITY

    Payments of principal and interest at maturity and upon redemption will be made in immediately available funds at the office of the paying agent at the Money Market Operations Department of JPMorgan Chase Bank, Institutional Trust Services, 4 New York Plaza, New York, N.Y. 10004. The note must be presented at that office in sufficient time for the paying agent to make the payment under its usual procedures. The notes may also be presented at that office for registration of transfer and exchange.

INTEREST AND INTEREST RATES

    Unless otherwise specified in the pricing supplement, each note will accrue interest from and including its date of issue. The pricing supplement will designate whether a particular note bears interest at a fixed or floating rate. In the case of a floating rate note, the pricing supplement will also specify whether the note will bear interest based on the CD Rate, the Commercial Paper Rate, the Federal Funds Rate, LIBOR, the Treasury Rate, the Prime

Rate, the CMT Rate or on another interest rate basis we set forth in the pricing supplement.

    The rate of interest on floating rate notes will reset daily, weekly, monthly, quarterly, semi-annually or annually. The reset dates will be specified in the pricing supplement and on the face of each note. In addition, the pricing supplement will specify the spread or spread multiplier, if any, and the maximum interest rate or minimum interest rate, if any, applicable to each floating rate note. The pricing supplement relating to an offering of notes may also specify, to the extent applicable for each note:

    - the calculation agent,

    - Calculation Dates,

    - the Index Maturity,

    - the initial interest rate,

    - Interest Determination Dates,

    - interest payment dates, and

    - record dates.

    The interest rate on the notes will in no event be higher than the maximum rate permitted by applicable law. Under New York law as in effect on the date of this prospectus supplement, the maximum rate of interest is 25% per annum on a simple interest basis. This limit does not apply to notes in a principal amount of $2,500,000 or more.

    Interest on a note will be payable on the first interest payment date following its date of issue. However, if the date of a note's issue is on or after the record date for that interest payment date, interest will be payable beginning on the second interest payment date following the note's issue.

    If any interest payment date for any floating rate note, other than an interest payment date that is also the maturity date of that note, falls on a day that is not a Business Day or, in the case of a LIBOR note, a day that is not a LIBOR Business Day, that interest payment date will be postponed to the next day that is a Business Day or LIBOR Business Day, as the case may be and interest will continue to accrue. However, in the case of a LIBOR Note, if the next LIBOR Business Day is in the following calendar month, the interest payment date will be the preceding LIBOR Business Day. If the maturity date of any floating or fixed rate note or an interest payment date for any fixed rate note falls on a day that is not a Business Day or LIBOR Business Day, in the case of the maturity date of a LIBOR note, payment of principal, premium, if any, and interest for that note will be paid on the next Business Day or LIBOR Business Day, as the case may be. No interest on that payment will accrue from and after that maturity date or interest payment date.

FIXED RATE NOTES

    The pricing supplement relating to an offering of fixed rate notes will designate a fixed rate of interest per year payable on the notes. The rate of interest may be zero. Fixed rate notes may bear one or more annual rates of interest as specified in the pricing supplement. Unless otherwise specified in the pricing supplement:

    - the interest payment dates for fixed rate notes will be April 1 and October 1 of each year and upon maturity, or if applicable upon redemption;

    - the regular record dates for payment of interest will be March 15 and September 15 of each year; and

    - interest, if any, on fixed rate notes will be computed on the basis of a 360-day year of twelve 30-day months.

FLOATING RATE NOTES

    Unless otherwise specified in the pricing supplement, JPMorgan Chase Bank will be the calculation agent for the calculation of rates of interest payable on floating rate notes. Upon the request of a registered holder of a floating rate note, the calculation agent will provide the interest rate then in effect and, if different, the interest rate which will become effective as a result of a determination made on the most recent Interest Determination Date for that floating rate note.

    Unless otherwise specified in the pricing supplement:

    - the regular record date for payment of interest will be the fifteenth day before the day on which interest will be paid, whether or not such day is a Business Day or a LIBOR Business Day; and

    - each interest payment on any floating rate note will include interest accrued from and including the date of issue or the last date to which interest has been paid, as the case may be, to but excluding the applicable interest payment date or the date of maturity, as the case may be.

    Accrued interest on a floating rate note will be calculated by multiplying the principal amount of the note by an accrued interest factor. The accrued interest factor will be computed by adding the interest factors calculated for each day in the period for which accrued interest is being calculated. Unless otherwise specified in the pricing supplement, the interest factor for each day is computed by dividing the interest rate in effect on that day by:

    - the actual number of days in the year, in the case of CMT Rate notes and Treasury Rate notes, or

    - 360, in the case of all other floating rate notes.

    The interest rate on a floating rate note in effect on any day will be:

    - if the day is a Interest Reset Date, the interest rate on the Interest Determination Date relating to that Interest Reset Date, or

    - if the day is not a Interest Reset Date, the interest rate on the Interest Determination Date relating to the preceding Interest Reset Date.

    The interest rate is subject to adjustment by a spread or a spread multiplier, if any, and to any maximum interest rate or minimum interest rate limitation. However, the interest rate in effect for the period from the date of issue to, but excluding, the first Interest Reset Date will be the initial interest rate specified in the pricing supplement.

    Except as otherwise specified in the pricing supplement, all percentages and decimals resulting from any calculation of interest on floating rate notes will be rounded, if necessary, to the nearest one-hundred thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards. For example, 9.876545% (or .09876545) will be rounded to 9.87655% (or .0987655) and
9.876544% (or .09876544) will be rounded to 9.87654% (or .0987654). All dollar amounts used in or resulting from any such calculation will be rounded to the nearest cent (with one-half cent being rounded upwards).

CD RATE NOTES

    A CD Rate note will bear interest at an interest rate calculated with reference to the CD Rate and the spread or spread multiplier, if any, as specified in the CD Rate note and the pricing supplement.

    Unless otherwise specified in the pricing supplement, the "CD Rate" for any Interest Determination Date is the rate on that date for negotiable certificates of deposit having the Index Maturity specified in the pricing supplement, as published in H.15(519) prior to 3:00 P.M., New York City time, on the Calculation Date pertaining to that Interest Determination Date under the heading "CDs (Secondary Market)".

    The following procedures will be followed if the CD Rate cannot be determined as described above:

    - If the above rate is not published in H.15(519) by 3:00 P.M., New York City time, on the Calculation Date, the CD Rate will be the rate on that Interest Determination Date for negotiable certificates of deposit of the Index Maturity designated in the pricing supplement as set forth in H.15 Daily Update for that day for certificates of deposit having the Index Maturity specified in the pricing supplement under the caption "CDs (secondary market)".

    - If that rate is not published in H.15 Daily Update by 3:00 P.M., New York City time, on the Calculation Date, then the calculation agent will determine the CD Rate to be the average of the secondary market offered rates as of 10:00 A.M., New York City time, on that Interest Determination Date, quoted by three leading nonbank dealers in negotiable U.S. dollar certificates of deposit in New York City for negotiable certificates of deposit in a denomination of $5,000,000 of major United States money-center banks of the highest credit standing with a remaining maturity closest to the Index Maturity designated in the pricing supplement. The calculation agent, after consultation with us, will select the three dealers referred to above.

    - If fewer than three dealers are quoting as mentioned above, the CD Rate will be the CD Rate in effect on that Interest Determination Date.

COMMERCIAL PAPER RATE NOTES

    A Commercial Paper Rate note will bear interest at an interest rate calculated with reference to the Commercial Paper Rate and the spread or spread multiplier, if any, as specified in the Commercial Paper Rate note and the pricing supplement.

    Unless otherwise specified in the pricing supplement, the "Commercial Paper Rate" for any Interest Determination Date is the Money Market Yield of the rate on that date for commercial paper having the Index Maturity specified in the pricing supplement, as published in H.15(519) prior to 3:00 P.M., New York City time, on the Calculation Date pertaining to that Interest Determination Date under the heading "Commercial Paper--Nonfinancial".

    The following procedures will be followed if the Commercial Paper Rate cannot be determined as described above:

    - If the above rate is not published in H.15(519) by 3:00 P.M., New York City time, on the Calculation Date, the Commercial Paper Rate will be the Money Market Yield of the rate on that Interest Determination Date for commercial paper having the Index Maturity designated in the pricing supplement, as published in H.15 Daily Update under the heading "Commercial Paper--Nonfinancial".

    - If that rate is not published in H.15 Daily Update by 3:00 P.M., New York City time, on the Calculation Date, then the calculation agent will determine the Commercial Paper Rate to be the Money Market Yield of the average of the offered rates of three leading dealers of commercial paper in New York City as of 11:00 A.M., New York City time, on that Interest Determination Date for commercial paper having the Index Maturity specified in the pricing supplement placed for an industrial issuer whose bond rating is "AA", or the equivalent, from a nationally recognized rating agency. The calculation agent, after consultation with us, will select the three dealers referred to above.

    - If fewer than three dealers selected by the calculation agent are quoting as mentioned above, the Commercial Paper Rate will be the Commercial Paper Rate in effect on that Interest Determination Date.

FEDERAL FUNDS RATE NOTES

    Federal Funds Rate notes will bear interest at an interest rate calculated with reference to the Federal Funds Rate and the spread or spread multiplier, if any, as specified in the Federal Funds Rate note and the pricing supplement.

    Unless otherwise specified in the pricing supplement, the "Federal Funds Rate" for any Interest Determination Date is the rate on that date for Federal Funds, as published in H.15(519) on the Calculation Date pertaining to that Interest Determination Date under the heading "Federal Funds (Effective)" as displayed on Moneyline Telerate Inc. or any successor service on page 120 or any page that replaces page 120.

    The following procedures will be followed if the Federal Funds Rate cannot be determined as described above:

    - If the above rate does not appear on Moneyline Telerate page 120 and is not published in H.15(519) by 9:00 A.M., New York City time, on the Calculation Date, the Federal Funds Rate will be the rate on that Interest Determination Date, as published in H.15 Daily Update under the heading "Federal Funds (Effective)".

    - If that rate is not published in H.15 Daily Update by 3:00 P.M., New York City time, on the Calculation Date, then the Calculation Agent will determine the Federal Funds Rate to be the average of the rates for the last transaction in overnight Federal funds arranged by three leading brokers of Federal funds transactions in New York City as of 11:00 A.M., New York City time, on that Interest Determination Date. The calculation agent, after consultation with us, will select the three brokers referred to above.

    - If fewer than three brokers selected by the calculation agent are quoting as mentioned above, the Federal Funds Rate will be the Federal Funds Rate in effect on that Interest Determination Date.

LIBOR NOTES

    A LIBOR note will bear interest at an interest rate, calculated with reference to LIBOR and the spread or spread multiplier, if any, as specified in the LIBOR note and the pricing supplement.

    Unless otherwise specified in the pricing supplement, the calculation agent will determine LIBOR as follows:

    On each Interest Determination Date:

    - If "LIBOR Telerate" is specified in the pricing supplement, LIBOR will be the rate for deposits in the Index Currency having the Index Maturity specified in the pricing supplement, as that rate appears on the Designated LIBOR Page as of 11:00 a.m., London time, on that Interest Determination Date.

    - If "LIBOR Reuters" is specified in the pricing supplement, LIBOR will be the average of the offered rates for deposits in the Index Currency having the Index Maturity specified in the pricing supplement, as those rates appear on the Designated LIBOR Page as of 11:00 a.m., London time, on that Interest Determination Date, if at least two such offered rates appear on the Designated LIBOR Page.

    If neither LIBOR Reuters nor LIBOR Telerate is specified, LIBOR Telerate will be used.

    If the Designated LIBOR Page by its terms provides only for a single rate, that single rate will be used regardless of the foregoing provisions requiring more than one rate.

    On any Interest Determination Date on which fewer than the required number of applicable rates appear or no rate appears on the applicable Designated LIBOR Page, the calculation agent will determine LIBOR as follows:

    - LIBOR will be determined on the basis of the offered rates at which deposits in the Index Currency having the Index Maturity designated in the pricing supplement and in a principal amount equal to an amount of not less than U.S. $1 million that is representative of a single transaction in that market at that time are offered by four major banks in the London interbank market at approximately 11:00 A.M., London time, on the Interest Determination Date to prime banks in the London interbank market. The calculation agent will select the four banks after consultation with us and request the principal London office of each of those banks to provide a quotation of its rate. If at least two quotations are provided, LIBOR for that Interest Determination Date will be the average of those quotations.

    - If fewer than two quotations are provided as mentioned above, LIBOR will be the average of the rates quoted by three major banks in New York City at approximately 11:00 A.M., New York City time, on the Interest Determination Date for loans to leading European banks in the Index Currency having the Index Maturity designated in the pricing supplement and in a principal amount equal to an amount not less than U.S.
      $1 million that is representative for a single transaction in that market at that time. The calculation agent, after consultation with us, will select the three banks referred to above.

    - If fewer than three banks selected by the calculation agent are quoting as mentioned above, LIBOR will be LIBOR in effect on the Interest Determination Date.

TREASURY RATE NOTES

    A Treasury Rate note will bear interest at an interest rate calculated with reference to the Treasury Rate and the spread or spread multiplier, if any, as specified in the Treasury Rate note and the pricing supplement.

    Unless otherwise specified in the pricing supplement, the "Treasury Rate" for any Interest Determination Date is the rate set at the most recent auction of direct obligations of the United States ("Treasury bills") having the Index Maturity designated in the pricing supplement, as that rate appears on either Telerate Page 56 or Telerate Page 57 under the heading "INVESTMENT RATE".

    The following procedures will be followed if the Treasury Rate cannot be determined as described above:

    - If the above rate is not published on Telerate Page 56 or Telerate
      Page 57 by 3:00 P.M., New York City time, on the Calculation Date, the Treasury Rate will be the auction average rate, expressed as a Bond Equivalent Yield, as otherwise announced by the United States Department of the Treasury.

    - If the results of the most recent auction of Treasury bills having the Index Maturity designated in the pricing supplement are not published or announced as described above by 3:00 P.M., New York City time, on the Calculation Date, or if no auction is held in a particular week, the Treasury Rate will be the Bond Equivalent Yield of the rate set forth in H.15(519) for that day opposite the Index Maturity under the caption "U.S. Government Securities/ Treasury Bills/Secondary Market".

    - If the above rate is not published in H.15(519) on the Calculation Date, the rate for that day will be the rate set forth in H.15 Daily Update, or another recognized electronic source used for the purpose of displaying that rate, for that day for the Index Maturity under the caption "CDs (secondary market)".

    - If the above rate is not published in H.15(519), H.15 Daily Update or another recognized source, then the calculation agent will determine the Treasury Rate to be a yield to maturity, expressed as a Bond Equivalent Yield, of the average of the secondary market bid rates, as of approximately 3:30 P.M., New York City time, on the Interest Determination Date of three leading primary United States government securities dealers selected by the calculation agent after consultation with us for the issue of Treasury bills with a remaining maturity closest to the Index Maturity specified in the pricing supplement. If fewer than three dealers selected by the calculation agent are quoting as mentioned above, the Treasury Rate will be the Treasury Rate in effect on that Interest Determination Date.

PRIME RATE NOTES

    A Prime Rate note will bear interest at an interest rate calculated with reference to the Prime Rate and the spread or spread multiplier, if any, as specified in the Prime Rate note and the pricing supplement.

    Unless otherwise specified in the note and the pricing supplement, the "Prime Rate" for any Interest Determination Date is the prime rate or base lending rate on that date, as published in H.15(519) by 9:00 A.M., New York City time, on the Calculation Date pertaining to the Interest Determination Date under the heading "Bank Prime Loan".

    The following procedures will be followed if the Prime Rate cannot be determined as described above:

    - If the above rate is not published in H.15(519) prior to 9:00 a.m., New York City time, on the Calculation Date, then the Prime Rate will be the rate on the Interest Determination Date as published in H.15 Daily Update opposite the caption "Bank Prime Loan".

    - If the above rate is not published in either H.15(519) or H.15 Daily Update by 3:00 p.m., New York City time, on the Calculation Date, then the calculation agent will determine the Prime Rate to be the average of the rates of interest publicly announced by each bank that appears on the Reuters Screen US Prime 1 as that bank's prime rate or base lending rate as in effect for that Interest Determination Date.

    - If fewer than four rates appear on the Reuters Screen US Prime 1 on the Interest Determination Date, then the Prime Rate will be the average of the prime rates or base lending rates quoted, on the basis of the actual number of days in the year divided by a 360-day year, as of the close of business on the Interest Determination Date by four major banks in The City of New York selected by the calculation agent from a list approved by us.

    - If fewer than two rates appear on the Reuters Screen US Prime 1 on the Interest Determination Date, then the Prime Rate will be the average of the prime rates or base lending rates furnished by the appropriate number of substitute U.S. banks or trust companies in The City of New York that have a total equity capital of U.S. $500,000,000 or more and are subject to supervision or examination by federal or state authority. The calculation agent will select the banks or trust companies referred to above from a list approved by us.

    - If the banks selected by the calculation agent are not quoting as mentioned above, the Prime Rate will be the Prime Rate in effect on the Interest Determination Date.

CMT RATE NOTES

    A CMT Rate note will bear interest at an interest rate calculated with reference to the CMT Rate and the spread or spread multiplier, if any, as specified in the CMT Rate notes and the pricing supplement.

    Unless otherwise specified in the pricing supplement, the "CMT Rate" for any Interest Determination Date is the rate displayed on the Designated CMT Telerate Page by 3:00 P.M., New York City time, on the Calculation Date pertaining to the Interest Determination Date under the caption "... Treasury Constant Maturities... Federal Reserve Board Release H.15... Mondays Approximately
3:45 P.M.," under the column for the Index Maturity specified in the pricing supplement for:

    - if the Designated CMT Telerate Page is 7051, such Interest Determination Date; or

    - if the Designated CMT Telerate Page is 7052, the week, or the month, as applicable, ended immediately preceding the week in which the related Interest Determination Date occurs.

    The following procedures will be used if the CMT Rate cannot be determined as described above:

    - If the above rate is not displayed on the relevant page by 3:00 P.M., New York City time, on the Calculation Date, then the CMT Rate will be the Treasury constant maturity rate for the Index Maturity, as published in H.15(519).

    - If that rate is not published in H.15(519) by 3:00 P.M., New York City time, on the Calculation Date, then the CMT Rate will be the Treasury constant maturity rate, or other United States Treasury rate, for the Index Maturity for the Interest Determination Date as may then be published by either the Board of Governors of the Federal Reserve System or the United States Department of the Treasury that the Calculation Agent determines to be comparable to the rate formerly displayed on the Designated CMT Telerate Page and published in H.15(519).

    - If that information is not provided by 3:00 P.M., New York City time, on the Calculation Date, then the calculation agent will determine the CMT Rate to be a yield to maturity based on the average of the secondary market bid rates as of approximately 3:30 P.M., New York City time, on the Interest Determination Date reported, according to their written records, by three leading primary United States government securities dealers in The City of New York selected by the calculation agent after consultation with us. The calculation agent will select five leading primary United States government securities dealers and will eliminate the highest and lowest quotations or, in the event of equality, one of the highest and lowest quotations, for the most recently issued direct noncallable fixed rate obligations of the United States with an original maturity of approximately the Index Maturity and a remaining term to maturity of not less than the Index Maturity minus one year.

    - If the calculation agent cannot obtain three Treasury Note quotations, the Calculation Agent will determine the CMT Rate to be a yield to maturity based on the average of the secondary market bid rates as of approximately 3:30 P.M., New York City time, on the Interest Determination Date of three leading primary United States government securities dealers in New York City, selected using the same method described above, for the most recently issued direct noncallable fixed rate obligations of the United States with an original maturity of the number of years that is the next highest to the Index Maturity and a remaining term to maturity closest to the Index Maturity and in an amount of at least U.S. $100 million.

    - If three or four but not five leading primary United States government securities dealers selected by the calculation agent are quoting as described above, then the CMT Rate will be based on the average of the bid rates obtained and neither the highest nor the lowest of those quotations will be eliminated.

    - If fewer than three leading primary United States government securities dealers selected by the calculation agent are quoting as described above, the CMT Rate will be the CMT Rate in effect on the Interest Determination Date.

AMORTIZING NOTES

    We may from time to time offer notes on which a portion or all of the principal amount is payable before the stated maturity in accordance with a schedule, by application of a formula or by reference to an index. These notes are referred to as "amortizing notes." Payments on amortizing notes will be applied first to interest and then to principal. Further information concerning additional terms and provisions of amortizing notes, including repayment information, will be specified in the pricing supplement.

INDEXED NOTES

    Notes may be issued from time to time as notes of which the principal, premium and/or interest will be determined with reference to specified currencies, currency units, commodities, stock, other securities, interest or other notes, financial or non-financial indices or other factors, in each case as set forth in the pricing supplement. These notes are referred to as "indexed notes." As we described earlier on pages S-4 and S-5, we think these notes are risky. Holders of indexed notes may receive a principal amount on maturity that is greater than or less than the face amount of the notes depending upon the relative value of the specified index. Information as to the method for determining the amount of principal, premium and/or interest payable in respect of indexed notes, certain historical information with respect to the specified index and material tax considerations will be set forth in the pricing supplement.

    WE AGAIN ARE WARNING YOU THAT AN INVESTMENT IN INDEXED NOTES ENTAILS SIGNIFICANT RISKS THAT ARE NOT ASSOCIATED WITH SIMILAR INVESTMENTS IN A CONVENTIONAL FIXED-RATE DEBT SECURITY. KNOW WHAT YOU'RE BUYING. THESE NOTES CAN CARRY RISKS WHICH ARE NOT RELATED TO OUR CREDITWORTHINESS. If the interest rate on a note is indexed, it may result in an interest rate that is less than that payable on a conventional fixed-rate debt security issued at the same time, including the possibility that NO interest will be paid or that NEGATIVE interest will accrue. If the principal amount of a note is indexed, the principal amount payable at maturity may be less than the original purchase price of the note if allowed pursuant to the terms of the note, including the possibility that no principal will be paid. If the principal amount is used to offset accrued negative interest, the principal amount payable at maturity may be less than the original purchase price of the note if allowed pursuant to the terms of the note, including the possibility that no principal will be paid. The value of the applicable index depends on a number of interrelated factors, including economic, financial and political events, over which we have no control. Additionally, if the formula used to determine the principal amount or interest payable with respect to these notes contains a multiple or leverage factor, the effect of any change in the applicable index will be increased. The historical experience of the relevant indices should not be taken as an indication of future performance of the indices during the term of any note. PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN FINANCIAL AND LEGAL ADVISORS AS TO THE RISKS ENTAILED BY AN INVESTMENT IN INDEXED NOTES. YOU OUGHT TO MAKE SURE YOUR ADVISORS ARE COMPETENT, AND ARE FAMILIAR WITH THESE NOTES. INDEXED NOTES ARE NOT AN APPROPRIATE INVESTMENT FOR INVESTORS WHO HAVE NOT HAD PRIOR EXPERIENCE WITH FOREIGN CURRENCY, CURRENCY UNIT, COMMODITIES, SECURITIES OR OTHER INDICES, OR ANY OTHER FORM OF INDEXED NOTES.

FLOATING RATE/FIXED RATE NOTES

    A note may be a floating rate note for a portion of its term and a fixed rate note for a portion of its term. In this event, the interest rate on the note will be determined as if it were a floating rate note and a fixed rate note for each specified period, as shall be set out in the pricing supplement.

OTHER PROVISIONS

    Any provisions with respect to a note, including the specification and determination of one or more interest rate bases, the calculation of the interest and/or principal payable on the note, any redemption, extension or repayment provisions, or any other provisions relating to a note, may be modified or supplemented to the extent not inconsistent with the terms of the indenture, so long as the provisions are specified in the note and in the pricing supplement.

BOOK-ENTRY NOTES

    Book-entry notes of any series will be issued in the form of one or more registered global notes that will be deposited with, or on behalf of, DTC, as depositary, and registered in the name of DTC's nominee. The global note may not be transferred except as a whole to another nominee of DTC or to a successor depositary or its nominee.

    Upon the issuance of the global note, DTC will credit, on its book-entry registration and transfer system, the principal amount of the notes represented by the global note to accounts of institutions that have accounts with DTC. Institutions that have accounts with DTC are referred to as "participants." The accounts to be credited will be designated by the agents, or by us if we sell the notes directly. Owners of beneficial interests in the global note that are not participants or persons that may hold through participants but desire to purchase, sell or otherwise transfer ownership of the notes by book-entry on the records of DTC may do so only through participants and persons that may hold through participants. Because DTC can only act on behalf of participants and persons that may hold through participants, the ability of an owner of a beneficial interest in the global note to pledge notes to persons or entities that do not participate in the book-entry and transfer system of DTC, or otherwise take actions in respect of the notes, may be limited. In addition, the laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. These limits and laws may impair a purchaser's ability to transfer beneficial interests in the global note.

    So long as DTC, or its nominee, is the registered owner of a global note, DTC or nominee will be considered the sole owner or holder of the notes represented by the global note for all purposes under the indenture. Generally, owners of beneficial interests in a global note will not be entitled to have notes represented by a global note registered in their names, will not receive or be entitled to receive physical delivery of notes in definitive form and will not be considered the owners or holders of the notes under the indenture.

    Principal and interest payments on notes registered in the name of DTC or its nominee will be made to DTC or its nominee as the registered owner of the global note. Neither us, the trustee, any paying agent or the note registrar will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the global note or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

    We expect that DTC, upon receipt of any payment of principal or interest, will credit immediately participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global note as shown on the records of DTC. We also expect that payments by participants to owners of beneficial interests in the global note held through the participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers and registered in "street name," and will be the responsibility of such participants. Owners of beneficial interests in the global note that hold through DTC under a book-entry format (as opposed to holding certificates directly) may experience some delay in the receipt of interest payments since DTC will forward payments to its participants, which in turn will forward them to persons that hold through participants.

    If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us or DTC within ninety days, we will issue notes in definitive registered form in exchange for the global note. In addition, either we or DTC may at any time, in our sole discretion, determine not to have the notes represented by the global note and, in such event, we will issue notes in definitive registered form in exchange for the global note. In either instance, an owner of a beneficial interest in the global note will be entitled to have notes equal in principal amount to the beneficial interest registered in its name and will be entitled to physical delivery of the notes in definitive form.

    DTC has advised us as follows: DTC is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in those securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of whom own DTC. Access to DTC's book-entry system is also available to others, including banks, brokers, dealers and trust companies, that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

REDEMPTION AND REPURCHASE

    If applicable, the pricing supplement will indicate the terms on which the notes will be redeemable at our option. Unless otherwise specified in the pricing supplement, notice of redemption will be provided by mailing a notice of redemption to each holder at least 30 days and not more than 60 days before the date fixed for redemption. If not all the notes having the same terms are to be redeemed, the notes to be redeemed shall be selected by the trustee by a method as the trustee deems fair and appropriate. Unless otherwise specified in the pricing supplement, the notes will not be subject to any sinking fund.

    We may at any time repurchase notes at any price in the open market or otherwise. Notes purchased by us may, at our discretion, be held or resold or surrendered to the trustee for cancellation.

REPAYMENT AT OPTION OF HOLDER

    If applicable, the pricing supplement will indicate that the note will be repayable at the holder's option on a date or dates prior to maturity, and at a price or prices, set forth in the pricing supplement, together with accrued interest to the date of repayment.

    In order for a note to be repaid, the trustee must receive at least 30 days but not more than 45 days prior to the repayment date:

1.  appropriate wire instructions and

2.  either

    a. the note with the form entitled "Option to Elect Repayment" on the reverse of the note duly completed, or

    b. a telegram, telex, facsimile transmission or letter from a member of a national securities exchange or the National Association of Securities Dealers, Inc., or a commercial bank or trust company in the United States setting forth:

        - the name of the holder of the note,

        - the principal amount of the note,

        - the portion of the principal amount of the note to be repaid,

        - the certificate number or a description of the tenor and terms of the note,

        - a statement that the option to elect repayment is being exercised, and

        - a guarantee that the note to be repaid with the form entitled "Option to Elect Repayment" on the reverse of the note duly completed will be received by the trustee within five Business Days. The note and form duly completed must actually be received by the trustee by the fifth Business Day.

    Exercise of the repayment option by the holder of a note shall be irrevocable. The repayment option may be exercised by the holder of a note for less than the entire principal amount of the note provided that the principal amount of the note remaining outstanding after repayment is an authorized denomination. No transfer or exchange of any note will be permitted after exercise of a repayment option. If a note is to be repaid in part, no transfer or exchange of the portion of the note to be repaid will be permitted after exercise of a repayment option. All questions as to the validity, eligibility, including time of receipt, and acceptance of any note for repayment will be determined by us and our determination will be final, binding and non-appealable.

    If a note is represented by a global note, DTC's nominee will be the holder of the note and therefore will be the only entity that can exercise a right to repayment. In order to ensure that DTC's nominee will timely exercise a right to repayment with respect to a particular note, the beneficial owner of such note must instruct the broker or other direct or indirect participant through which it holds an interest in such note to notify DTC of its desire to exercise a right to repayment. Different firms have different cutoff times for accepting instructions from their customers. Accordingly, each beneficial owner should consult the broker or other direct or indirect participant through which it holds an interest in a note in order to ascertain the cutoff time by which an instruction must be given in order for timely notice to be delivered to DTC.

                             UNITED STATES TAXATION

GENERAL

    This section summarizes the material U.S. tax consequences to holders of notes. It represents the views of our tax counsel. However, the discussion is limited in the following ways:

    - The discussion only covers you if you buy your notes in the initial offering.

    - The discussion only covers you if you hold your notes as a capital asset (that is, for investment purposes), and if you do not have a special tax status.

    - The discussion does not cover tax consequences that depend upon your particular tax situation in addition to your ownership of notes. We suggest that you consult your own tax advisor about the consequences of holding notes in your particular situation.

    - The discussion is based on current law. Tax laws change regularly. We are cautioning you that changes in the law may change the tax treatment of the notes.

    - The discussion does not cover state, local or foreign law.

    - The discussion also does not cover every type of note that we might issue. If we intend to issue a note of a type not described in this summary, and we think the tax consequences are important, we'll provide additional information in the Pricing Supplement for the note.

    - The discussion does not apply to you if you are a Non- U.S. Holder (as defined below) of notes and if you (a) own 10% or more of the voting stock of the company, (b) are a "controlled foreign corporation" with respect to the company, or (c) are a bank making a loan in the ordinary course of your business.

    - We have not requested any rulings from the Internal Revenue Service ("the IRS") on the tax consequences of owning these notes. As a result, the IRS could disagree with portions of this discussion.

IF YOU ARE CONSIDERING BUYING NOTES, WE SUGGEST THAT YOU CONSULT YOUR OWN ADVISORS ABOUT THE TAX CONSEQUENCES OF HOLDING THE NOTES IN YOUR PARTICULAR SITUATION. REMEMBER, TAXES ARE COMPLICATED, AND IT'S UP TO YOU TO COMPLY WITH ALL TAX LAWS THAT APPLY TO YOU. IN THIS CONNECTION, ALWAYS MAKE SURE YOU KNOW WHAT YOU ARE DOING, AND TAKE PARTICULAR CARE TO SELECT TAX ADVISORS WHO ARE COMPETENT, FAMILIAR WITH YOUR SITUATION, AS WELL AS WITH THE NOTES YOU ARE CONSIDERING.

TAX CONSEQUENCES TO U.S. HOLDERS

    This section applies to you if you are a "U.S. Holder". A "U.S. Holder" means a beneficial owner of a note that is, for U.S. federal income tax purposes:

    - an individual U.S. citizen or resident alien;

    - a corporation, or entity taxable as a corporation, that was created under U.S. law (federal or state); or

    - an estate or trust whose world-wide income is subject to U.S. federal income tax.

If a partnership holds notes, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. If you are a partner of a partnership holding notes, we suggest that you consult your tax advisor.

INTEREST

    The tax treatment of interest paid on the notes depends upon whether the interest is "Qualified Stated Interest."

    "Qualified Stated Interest" is any interest that meets all the following conditions:

    - It is payable at least once each year.

    - It is payable over the entire term of the note.

    - It is payable at a single fixed rate or, subject to certain conditions, under a single formula.

    - The note has a maturity of more than one year from its issue date.

If any interest on a note is Qualified Stated Interest, then

    - If you are a cash method taxpayer (including most individual holders), you must report that interest in your income when you receive it.

    - If you are an accrual method taxpayer, you must report that interest in your income as it accrues.

If any interest on a note is not Qualified Stated Interest, it is subject to the rules for original issue discount ("OID") described below.

Special rules governing the treatment of interest paid on certain floating rate notes and foreign currency notes are described below.

DETERMINING AMOUNT OF OID

    Notes that have OID are subject to additional tax rules. The amount of OID on a note is determined as follows:

    - The amount of OID on a note is the "stated redemption price at maturity" of the note minus the "issue price" of the note. If this amount is zero or negative, there is no OID.

    - The "stated redemption price at maturity" of a note is the total amount of all principal and interest payments to be made on the note, other than Qualified Stated Interest. In a typical case where all interest is Qualified Stated Interest, the stated redemption price at maturity is the same as the principal amount.

    - The "issue price" of a note is the first price at which a substantial amount of the notes are sold to the public.

    - Under a special rule, if the OID determined under the general formula is very small, it is disregarded and not treated as OID. This disregarded OID is called "DE MINIMIS OID". If all the interest on a note is Qualified Stated Interest, this rule applies if the amount of OID is less than the following items multiplied together: (a) .25% (1/4 of 1%), (b) the number of full years from the issue date to the maturity date of the note, and
      (c) the principal amount.

ACCRUAL OF OID INTO INCOME

    If a note has OID, the following consequences arise:

    - You must include the total amount of OID as ordinary income over the life of the note.

    - You must include OID in income as the OID accrues on the notes, even if you are on the cash method of accounting. This means that you are required to report OID income, and in some cases pay tax on that income, before you receive the cash that corresponds to that income.

    - OID accrues on a note on a "constant yield" method. This method takes into account the compounding of interest. Under this method, the accrual of OID on a note, combined with the inclusion into income of any Qualified Stated Interest on the note, will result in you being taxable at approximately a constant percentage of your unrecovered investment in the note.

    - The accruals of OID on a note will generally be less in the early years and more in the later years.

    - If any of the interest paid on the note is not Qualified Stated Interest, that interest is taxed solely as OID. It is not separately taxed when it is paid to you.

    - Your tax basis in the note is initially your cost. It increases by any OID (not including Qualified Stated Interest) you report as income. It decreases by any principal payments you receive on the note, and by any interest payments you receive that are not Qualified Stated Interest.

NOTES SUBJECT TO ADDITIONAL TAX RULES

    Additional or different tax rules apply to several types of notes that we may issue.

    Short-Term Notes: Special tax rules apply to notes with a maturity of one year or less. These are referred to by tax professionals as "short-term notes." Since we may issue notes under our program with a maturity of one year or more, these special tax rules relating to "short-term notes" will apply only to those notes we issue with a maturity of one year.

    - No interest on these notes is Qualified Stated Interest. Otherwise, the amount of OID is calculated in the same manner as described above.

    - You may make certain elections concerning the method of accrual of OID on short-term notes over the life of the notes.

    - If you are an accrual method taxpayer, a bank, a securities dealer, or in certain other categories, you must include OID in income as it accrues.

    - If you are a cash method taxpayer not subject to the accrual rule described above, you do not include OID in income until you actually receive payments on the note. Alternatively, you can elect to include OID in income as it accrues.

    - Two special rules apply if you are a cash method taxpayer and you do not include OID in income as it accrues. First, if you sell the note or it is paid at maturity, and you have a taxable gain, then the gain is ordinary income to the extent of the accrued OID on the note at the time of the sale that you have not yet taken into income. Second, if you borrow money (or do not repay outstanding debt) to acquire or hold the note, then while you hold the note you cannot deduct any interest on the borrowing that corresponds to accrued OID on the note until you include the OID in your income.

Floating Rate Notes: floating rate notes are subject to special OID rules.

    - If the interest rate is based on a single fixed formula based on objective financial information (which may include a fixed interest rate for the initial period), all the interest will be Qualified Stated Interest. The amount of OID (if any), and the method of accrual of OID, will then be calculated by converting the Note's initial floating rate into a fixed rate and by applying the general OID rules described above.

    - If the note has more than one formula for interest rates, it is possible that the combination of interest rates might create OID. We suggest that you consult your tax advisor concerning the OID accruals on such a note.

Foreign Currency Notes: A "foreign currency note" is a note denominated in a currency other than U.S. dollars. Special tax rules apply to these notes:

    - If you are a cash method taxpayer, you will be taxed on the U.S. dollar value of any foreign currency you receive as Qualified Stated Interest. The dollar value will be determined as of the date when you receive the payments.

    - If you are an accrual method taxpayer, you must report Qualified Stated Interest in income as it accrues. You can use the average foreign currency exchange rate during the relevant interest accrual period (or, if that period spans two taxable years, during the portion of the interest accrual period in the relevant taxable year). In this case, you will make an adjustment upon receipt of the foreign currency to reflect actual exchange rates at that time. Certain alternative elections may also be available.

    - Any OID on foreign currency notes will be determined in the relevant foreign currency. You must accrue OID in the same manner that an accrual basis holder accrues income as Qualified Stated Interest.

    - Your initial tax basis in a foreign currency note is the amount of U.S. dollars you pay for the note (or, if you pay in foreign currency, the value of that foreign currency on the purchase date).

      Adjustments are made to reflect OID and other items as described above.

    - If you collect foreign currency upon the maturity of the note, or if you sell the note for foreign currency, your gain or loss will be based on the U.S. dollar value of the foreign currency you receive other than amounts received with respect to accrued but unpaid interest, which are accounted for in the manner described above for interest payments. For a publicly traded foreign currency note, this value is determined for cash basis taxpayers on the settlement date for the sale of the note, and for accrual basis taxpayers on the trade date for the sale (although such taxpayers can also elect the settlement date). You will then have a tax basis in the foreign currency equal to the value reported on the sale.

    - Any gain or loss on the sale or retirement of a note will be ordinary income or loss to the extent it arises from currency fluctuations between your purchase date and sale date. Any gain or loss on the sale of foreign currency will also be ordinary income or loss.

Other Categories of Notes: Additional rules may apply to certain other categories of notes. The Pricing Supplement for these notes may describe these rules. In addition, we suggest that you consult your own competent tax advisor in these situations. These categories of notes include:

    - notes with contingent payments;

    - notes that you can put to us before their maturity;

    - notes that are callable by us before their maturity, other than typical calls at a premium;

    - indexed notes with an index tied to currencies; and

    - notes that are extendable at your option or at our option.

PREMIUM AND DISCOUNT

    Additional special rules apply in the following situations involving discount or premium:

    - If you buy a note in the initial offering for more than its stated redemption price at maturity, the excess amount you pay will be "bond premium". You can use bond premium to reduce your taxable interest income over the life of your note.

    - Similarly, if a note has OID and you buy it in the initial offering for more than the issue price, the excess (up to the total amount of OID) is called "acquisition premium". The amount of OID you are required to include in income will be reduced by this amount over the life of the note.

    - If you buy a note in the initial offering for less than the initial offering price to the public, special rules concerning "market discount" may apply.

Appropriate adjustments to tax basis are made in these situations. We suggest that you consult your tax advisor if you are in one of these situations.

ACCRUAL ELECTION

    You can elect to be taxed on the income from the note in a different manner than described above. Under the election:

    - No interest is Qualified Stated Interest.

    - You include amounts in income as it economically accrues to you. The accrual of income is in accordance with the constant yield method, based on the compounding of interest. The accrual of income takes into account stated interest, OID (including DE MINIMIS OID), market discount, and premium.

    - Your tax basis is increased by all accruals of income and decreased by all payments you receive on the note.

SALE OR RETIREMENT OF NOTES

    On your sale or retirement of your note:

    - You will have taxable gain or loss equal to the difference between the amount received by you and your tax basis in the note. Your tax basis in the note is your cost, subject to certain adjustments.

    - Your gain or loss will generally be capital gain or loss, and will be long-term capital gain or loss if you held the note for more than one year.

    - If (a) you purchased the note with DE MINIMIS OID, (b) you did not make the election to accrue all OID into income, and (c) you receive the principal amount of the note upon the sale or retirement, then you will generally have capital gain equal to the amount of the DE MINIMIS OID.

    - If you sell the note between interest payment dates, a portion of the amount you receive reflects interest that has accrued on the note but has not yet been paid by the sale date. That amount is accounted for as if it was a payment of interest (as described above) and not as sale proceeds.

    - All or part of your gain may be ordinary income rather than capital gain in certain cases. These cases include sales of short-term notes, notes with market discount, notes with contingent payments, or foreign currency notes. WE URGE YOU TO TALK WITH YOUR TAX ADVISOR TO BETTER UNDERSTAND IF THESE RULES APPLY TO YOUR PARTICULAR SITUATION.

INFORMATION REPORTING AND BACKUP WITHHOLDING

    Under the tax rules, information has to be reported to the IRS. As to this information reporting to the IRS:

    - Assuming you hold your notes through a broker or other securities intermediary, the intermediary must provide information to the IRS concerning interest, OID and retirement proceeds on your notes, unless an exemption applies.

    - Similarly, unless an exemption applies, you must provide the intermediary with your Taxpayer Identification Number for its use in reporting information to the IRS. If you are an individual, this is generally your social security number. You are also required to comply with other IRS requirements concerning information reporting.

    - If you are subject to these requirements but do not comply, the intermediary must backup withhold a specified percentage (currently 28%) of all amounts payable to you on the notes (including principal payments). If the intermediary withholds payments, you may use the withheld amount as a credit against your federal income tax liability.

    - All individuals are subject to these requirements. Some holders, including all corporations, tax-exempt organizations and individual retirement accounts, are exempt from these requirements.

TAX CONSEQUENCES TO NON-U.S. HOLDERS

    This section applies to you if you are a "Non-U.S. Holder." A "Non-U.S. Holder" means a beneficial owner of a note that is, for U.S. federal income tax purposes:

    - an individual that is a nonresident alien;

    - a corporation organized or created under non-U.S. law; or

    - an estate or trust that is not taxable in the U.S. on its worldwide income.

WITHHOLDING TAXES

    Generally, payments of principal, interest and OID on the notes will not be subject to U.S. withholding taxes.

    However, for the exemption from withholding taxes to apply to you, you must meet one of the following requirements:

    - You provide your name, address, and a signed statement that you are the beneficial owner of the note and are not a U.S. Holder. This statement is generally made on Form W-8BEN.

    - You hold your notes directly through a "qualified intermediary", and the qualified intermediary has sufficient information in its files indicating that you are not a U.S. Holder. A qualified intermediary is a bank, broker or other intermediary that (1) is either a U.S. or non-U.S. entity,
      (2) is acting out of a non-U.S. branch or office and (3) has signed an agreement with the IRS providing that it will administer all or part of the U.S. tax withholding rules under specified procedures.

    - You or your agent claim an exemption from withholding tax under an applicable tax treaty. This claim is generally made on Form W-8BEN. In some cases, you may instead be permitted to provide documentary evidence of your claim to the intermediary, or a qualified intermediary may already have some or all of the necessary evidence in its files.

    - You or your agent claim an exemption from withholding tax on the ground that the income is effectively connected with the conduct of a trade or business in the U.S. This claim is generally made on Form W-8ECI.

We suggest that you consult your own tax advisor about the specific methods for satisfying these requirements.

SALE OR RETIREMENT OF NOTES

    If you sell a note or it is redeemed, you will not be subject to federal income tax on any gain unless one of the following applies:

    - The gain is connected with a trade or business that you conduct in the U.S.

    - You are an individual, you are present in the U.S. for at least 183 days during the year in which you dispose of the note, and certain other conditions are satisfied.

    - The gain represents accrued interest or OID, in which case the rules for interest would apply. Even if you sell a note or it is redeemed at a loss, the rules for interest would apply.

U.S. TRADE OR BUSINESS

    If you hold your note in connection with a trade or business that you are conducting in the U.S.:

    - Any interest on the note, and any gain from disposing of the note, generally will be subject to income tax as if you were a U.S. Holder.

    - If you are a corporation, you may be subject to the "branch profits tax" on your earnings that are connected with your U.S. trade or business, including earnings from the note. This tax is 30%, but may be reduced or eliminated by an applicable income tax treaty.

ESTATE TAXES

    If you are an individual, your notes will not be subject to U.S. estate tax when you die. However, this rule only applies if, at your death, payments on the notes were not connected to a trade or business that you were conducting in the U.S.

INFORMATION REPORTING AND BACKUP WITHHOLDING

    U.S. rules concerning information reporting and backup withholding are described above. These rules apply to Non-U.S. Holders as follows:

    - Principal and interest payments you receive will be automatically exempt from the usual rules if you provide the tax certifications needed to avoid withholding tax on interest, as we've described above. The exemption does not apply if the recipient of the applicable form knows or has reason to know that the form is false. In addition, interest payments made to you may be reported to the IRS on Form 1042-S.

    - Sale proceeds you receive on a sale of your notes through a broker may be subject to information reporting and/or backup withholding if you are not eligible for an exemption. In particular, information reporting and backup reporting may apply if you use the U.S. office of a broker, and information reporting (but not backup withholding) may apply if you use the foreign office of a broker that has certain connections to the U.S. In general, you may file Form W-8BEN to claim an exemption from information reporting and backup withholding.

AS WITH ALL OF THESE TAX RULES, WE NOTE AGAIN THAT THEY'RE COMPLEX. WE URGE YOU TO BE SMART AND CONSULT WITH YOUR OWN COMPETENT ADVISORS ABOUT THESE IMPORTANT LAWS AND HOW THEY APPLY TO YOUR OWN PARTICULAR SITUATION.

                              PLAN OF DISTRIBUTION

    We may sell the notes:

    - through agents,

    - through underwriters or dealers, or

    - directly to purchasers.

DISTRIBUTION THROUGH AGENTS

    We may sell the notes on a continuing basis through agents that become parties to an agency agreement, a form of which is filed as an exhibit to the registration statement. Each agent's obligations are separate and several from those of any other agent. Each agent will use reasonable efforts when requested by us to solicit purchases of the notes.

    We will have the sole right to accept offers to purchase notes and may, in our absolute discretion, reject any proposed purchase of notes in whole or in part. Each agent will have the right, in its discretion reasonably exercised, to reject in whole or in part any proposed purchase of notes through it.

    We will pay each agent a commission to be negotiated at the time of sale. Unless otherwise specified in the pricing supplement, the commission may range from .15% to .750% of the principal amount of each note sold through that agent, depending on its stated maturity.

    As of the date of this prospectus supplement, the agents include ABN AMRO Incorporated, Banc of America Securities LLC, Banc One Capital Markets, Inc., BNP Paribas Securities Corp., BNY Capital Markets, Inc., Citigroup Global Markets Inc., Credit Suisse First Boston LLC, Deutsche Bank Securities Inc., Goldman, Sachs & Co., HSBC Securities (USA) Inc., J.P. Morgan Securities Inc., Lehman Brothers Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated, and UBS Securities LLC.

DISTRIBUTION THROUGH UNDERWRITERS

    We may also sell notes to any agent, acting as principal, for its own account or for resale to one or more investors or other purchasers, including other broker-dealers.

    The agents may sell any notes they have purchased as principal to any dealer at a discount. Unless otherwise specified in the pricing supplement, the discount allowed to any dealer will not be in excess of the discount to be received by the agent from us. Unless otherwise specified in the pricing supplement, any note sold to an agent as principal will be purchased by that agent at a price equal to 100% of the principal amount of that note less a percentage ranging from .150% to .750% of that principal amount, depending upon the note's stated maturity. The notes may be resold by the agent to investors and other purchasers from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale, or the notes may be resold to certain dealers as described above. After the initial public offering of any notes, the public offering price and discount may be changed.

DIRECT SALES

    We may sell notes directly to investors, without the involvement of any agent or underwriter. In this case, we would not be obligated to pay any commission or discount in connection with the sale.

GENERAL INFORMATION

    The name of any agents or other persons through which we sell any notes, as well as any commissions or discounts payable to those agents or other persons, will be set forth in the pricing supplement.

    Any agent, underwriter or dealer that participates in the offering of the notes may be an "underwriter" within the meaning of the Securities Act of 1933. We have agreed to indemnify each agent and certain other persons against certain liabilities, including liabilities under the Securities Act.

    We may replace the agents or appoint additional agents in connection with the offering of the notes from time to time.

    The notes will not be listed on any securities exchange. The agents have advised us that they may from time to time purchase and sell the notes in the secondary market. However, no agent is obligated to do so and any agent may discontinue making a market in the notes at any time without notice. No assurance can be given as to the existence or liquidity of any secondary market for the notes.

    The agents, as well as other agents to or through which we may sell notes, and their affiliates may engage in transactions with us and perform services for us in the ordinary course of business. JPMorgan Chase Bank, the trustee, is an affiliate of J.P. Morgan Securities Inc., one of the agents.

    In connection with certain offerings of the notes, the agents may engage in overallotment, stabilizing transactions and syndicate covering transactions in accordance with Regulation M under the Securities Exchange Act of 1934. Overallotment involves sales in excess of the offering size, which create a short position for the agents. Stabilizing transactions involve bids to purchase the notes in the open market for the purpose of pegging, fixing or maintaining the price of the notes. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and syndicate covering transactions may cause the price of the notes to be higher than it would otherwise be in the absence of those transactions. Those activities, if commenced, may be discontinued at any time.

                                 LEGAL OPINIONS

    Opinions regarding the validity of the notes being offered will be issued for us by Stuart S. Moskowitz, Senior Counsel of the Company, and for the agents by Davis Polk & Wardwell, New York, New York. Mr. Moskowitz, together with members of his family, owns, has options to purchase and has other interests in shares of common stock of IBM.

    In the opinions described above, assumptions will be made regarding future action required to be taken by us and the appropriate trustee in connection with the issuance and sale of any particular notes, the specific terms of those notes and other matters which may affect the validity of those notes but which cannot be ascertained on the date of the relevant opinion.

                                    GLOSSARY

    Set forth below are definitions of some of the terms used in this prospectus supplement and not defined in the attached prospectus.

    "Bond Equivalent Yield" means a yield calculated in accordance with the following formula:

                                    DXN
Bond Equivalent Yield =         -----------         X 100
                                 360-(DXM)

where "D" refers to the annual rate for Treasury bills, quoted on a bank discount basis and expressed as a decimal, "N" refers to the actual number of days in the year for which interest is being calculated, and "M" refers to the actual number of days in the interest period for which interest is being calculated.

    "Business Day" means, unless otherwise specified in the pricing supplement, any day that is not a Saturday or Sunday and that, in New York City, is not a day on which banking institutions generally are authorized or required by law or executive order to close.

    "Calculation Date" means, with respect to any Interest Determination Date, the date on which the calculation agent is to calculate an interest rate for a floating rate note. Unless otherwise specified in the note and the pricing supplement, the Calculation Date pertaining to an Interest Determination Date for a floating rate note will be the first to occur of:

    - the tenth calendar day after that Interest Determination Date or, if that day is not a Business Day, the next succeeding Business Day or

    - the Business Day preceding the applicable interest payment date or date of maturity, redemption or repayment, of that note, as the case may be. However, LIBOR will be calculated on the Interest Determination Date.

    "Designated CMT Telerate Page" means the display on the Moneyline Telerate Inc., or any successor service, on the page specified in the pricing supplement, or any other page that replaces that page on that service for the purpose of displaying Treasury Constant Maturities as reported in H.15(519). If no page is specified, page 7052.

    "Designated LIBOR Page" means (a) if "LIBOR Reuters" is designated in the pricing supplement, the display on the Reuters Monitor Money Rates Service, or a successor nominated as the information vendor, for the purpose of displaying the London interbank rates of major banks for the applicable Index Currency, or
(b) if "LIBOR Telerate" is designated in the pricing supplement, the display on the Moneyline Telerate Inc., or a successor nominated as the information vendor, for the purpose of displaying the London interbank rates of major banks for the applicable Index Currency. If neither LIBOR Reuters nor LIBOR Telerate is specified, LIBOR for the applicable Index Currency will be determined as if LIBOR Telerate had been specified.

    "H.15(519)" means the publication entitled "Statistical Release H.15(519), Selected Interest Rates", or any successor publication, published by the Board of Governors of the Federal Reserve System.

    "H.15 Daily Update" means the daily update of H.15(519), available through the world wide web site of the Board of Governors of the Federal Reserve System at http://www.federalreserve.gov/releases/h15/update, or any successor site or publication.

    "Index Currency" means the currency, including composite currencies, specified in the pricing supplement as the currency for which LIBOR shall be calculated. If no currency is specified, the Index Currency will be U.S. dollars.

    "Index Maturity" means the period of time designated as the representative maturity of the certificates of deposit, the commercial paper, deposits in the Index Currency or the Treasury bills, respectively, by reference to transactions in which the CD Rate, the Commercial Paper Rate, LIBOR, the Treasury Rate and the CMT Rate, respectively, are to be calculated, as set forth in the pricing supplement.

    "Interest Determination Date" means the date as of which the interest rate for a floating rate note is to be calculated, to be effective as of the following Interest Reset Date and calculated on the related Calculation Date. However, LIBOR will be calculated on the Interest Determination Date. Unless otherwise specified in the pricing supplement:

    - the Interest Determination Date pertaining to an Interest Reset Date for a CD Rate Note, Commercial Paper Rate Note, Federal Funds Rate Note, Prime Rate Note or CMT Rate Note will be the second Business Day preceding that Interest Reset Date;

    - the Interest Determination Date pertaining to a Interest Reset Date for a LIBOR Note will be the second business day in London preceding that Interest Reset Date. A business day in London will be any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market; and

    - the Interest Determination Date pertaining to a Interest Reset Date for a Treasury Rate Note will be the day of the week during which that Interest Reset Date falls on which Treasury bills of the Index Maturity designated in the pricing supplement are auctioned. Treasury bills are usually sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is usually held on the following Tuesday or may be held on the preceding Friday. If, as the result of a legal holiday, an auction is held on the preceding Friday, that Friday will be the Interest Determination Date pertaining to the Interest Reset Date occurring in the following week.

    "Interest Reset Date" means the date on which a floating rate note will begin to bear interest at the interest rate determined as of any Interest Determination Date. Unless otherwise specified in the applicable note and pricing supplement, the Interest Reset Dates will be:

    - in the case of floating rate notes that reset daily, each Business Day;

    - in the case of floating rate notes, other than Treasury Rate notes, that reset weekly, Wednesday of each week;

    - in the case of Treasury Rate notes that reset weekly, Tuesday of each week;

    - in the case of floating rate notes that reset monthly, the third Wednesday of each month;

    - in the case of floating rate notes that reset quarterly, the third Wednesday of March, June, September and December of each year;

    - in the case of floating rate notes that reset semi-annually, the third Wednesday of each of two months of each year specified in the pricing supplement; and

    - in the case of floating rate notes that reset annually, the third Wednesday of one month of each year specified in the pricing supplement.

If an Interest Reset Date for any floating rate note would otherwise be a day that is not a Business Day, or, in the case of a LIBOR note, a day that is not a LIBOR Business Day, that Interest Reset Date will be postponed to the next Business Day or LIBOR Business Day, as the case may be. However, in the case of a LIBOR note, if that LIBOR Business Day is in the following calendar month, that Interest Reset Date will be the preceding LIBOR Business Day. If a Treasury bill auction, as described in the definition of "Interest Determination Date," will be held on any day that would otherwise be a Interest Reset Date for a Treasury Rate note, then that Interest Reset Date will instead be the Business Day immediately following that auction date.

    "LIBOR" means London Inter-Bank Offered Rates.

    "LIBOR Business Day" means any day that is not a Saturday or Sunday and that, in the City of New York or the City of London, is not a day on which banking institutions generally are authorized or required by law or executive order to close.

    "Money Market Yield" means a yield calculated in accordance with the following formula:

                                DX360
Money Market Yield =         -----------         X 100
                              360-(DXM)

where "D" refers to the annual rate for the commercial paper, quoted on a bank discount basis and expressed as a decimal, and "M" refers to the actual number of days in the interest period for which interest is being calculated.

    "Reuters Screen US Prime 1 Page" means the display on the Reuters Monitor Money Rates Service on the page designated as "US Prime 1," or any other page that replaces that page on that service for the purpose of displaying prime rates or base lending rates of major United States banks.

    "Telerate Page 56" and "Telerate Page 57" mean the displays designated on Moneyline Telerate, Inc. as Page 56 or Page 57, or any page that replaces either Page 56 or Page 57 on that service, or another service that is nominated as the information vendor, for the purpose of displaying Treasury bill auction rates.

PROSPECTUS

                  INTERNATIONAL BUSINESS MACHINES CORPORATION
                                New Orchard Road
                             Armonk, New York 10504
                                 (914) 499-1900
                                $20,000,000,000

                                DEBT SECURITIES
                                PREFERRED STOCK
                               DEPOSITARY SHARES
                                 CAPITAL STOCK
                                    WARRANTS

                             ---------------------

   WE WILL PROVIDE SPECIFIC TERMS OF THESE SECURITIES IN SUPPLEMENTS TO THIS
                                  PROSPECTUS.

YOU SHOULD READ THIS PROSPECTUS AND ANY SUPPLEMENT CAREFULLY BEFORE YOU INVEST.

                            ------------------------

    These securities have not been approved by the Securities and Exchange Commission or any state securities commission, nor have these organizations determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

                The date of this prospectus is February 4, 2003.

                                    SUMMARY

    This summary highlights selected information from this document and may not contain all of the information that is important to you. To understand the terms of our securities, you should carefully read this document with the attached prospectus supplement. Together these documents will give the specific terms of the securities we are offering. You should also read the documents we have incorporated by reference into this prospectus for information on us and our financial statements. Certain capitalized terms used in this summary are defined elsewhere in this prospectus.

THE SECURITIES WE MAY OFFER

    This prospectus is part of a registration statement (No. 333-102603) that we filed with the SEC utilizing a "shelf" registration process. Under this shelf process, we may offer from time to time up to $20,000,000,000 of any of the following securities, either separately or in units: DEBT, PREFERRED STOCK, DEPOSITARY SHARES, CAPITAL STOCK AND WARRANTS. This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide you with a prospectus supplement that will describe the specific amounts, prices and terms of the securities being offered. The prospectus supplement may also add, update or change information contained in this prospectus.

DEBT SECURITIES

    We may offer unsecured general obligations of our company, which may be senior or subordinated. The senior debt securities and the subordinated debt securities are together referred to in this prospectus as the "debt securities". The senior debt securities will have the same rank as all of our other unsecured, unsubordinated debt. The subordinated debt securities will be entitled to payment only after payment on our senior indebtedness. Senior indebtedness includes all indebtedness for money borrowed by us, except indebtedness that is stated to be not superior to, or to have the same rank as, the subordinated debt securities. In addition, the subordinated debt securities will be effectively subordinated to creditors of our subsidiaries.

    The senior debt securities will be issued under an indenture between us and JPMorgan Chase Bank, as the trustee. The subordinated debt securities will be issued under an indenture between us and the trustee we name in the prospectus supplement. We have summarized general features of the debt securities from the indentures. We encourage you to read the indentures which are exhibits to the registration statement and our recent periodic and current reports that we file with the SEC.

GENERAL INDENTURE PROVISIONS THAT APPLY TO SENIOR AND SUBORDINATED DEBT
  SECURITIES

    Neither indenture limits the amount of debt that we may issue. In addition, neither indenture provides holders any protection should there be a recapitalization or restructuring involving our company.

    The indentures allow us to merge or consolidate with another company, or to sell all or most of our assets to another company. If these events occur, the other company will be required to assume our responsibilities relating to the debt securities, and we will be released from all liabilities and obligations.

    The indentures provide that holders of a majority of the outstanding principal amount of any series of debt securities may vote to change our obligations or your rights concerning that series. However, to change the amount or timing of principal, interest or other payments under the debt securities, every holder in the series must consent.

    We may discharge our obligations under the indenture relating to the senior debt securities by depositing with the trustee sufficient funds or government obligations to pay the senior debt securities when due.

    EVENTS OF DEFAULT. Each indenture provides that the following are events of default:

    - If we do not pay interest for 30 days after its due date.

    - If we do not pay principal or premium when due.

    - If we do not make any sinking fund payment for 30 days after its due date.

    - If we continue to breach a covenant for 90 days after notice.

    - If we enter bankruptcy or become insolvent.

    If an event of default occurs under any series of debt securities, the trustee or holders of 25% of the outstanding principal amount of that series may declare the principal amount of the series immediately payable. However, holders of a majority of the principal amount may rescind this action.

GENERAL INDENTURE PROVISIONS THAT APPLY ONLY TO SENIOR DEBT SECURITIES

    The indenture relating to the senior debt securities contains covenants restricting our ability to incur secured indebtedness and enter into sale and leaseback transactions.

GENERAL INDENTURE PROVISIONS THAT APPLY ONLY TO SUBORDINATED DEBT SECURITIES

    The subordinated debt securities will be subordinated to all senior indebtedness. In addition, claims of our subsidiaries' creditors generally will have priority with respect to the subsidiaries' assets and earnings over the claims of our creditors, including holders of the subordinated debt securities. The subordinated debt securities, therefore, will be effectively subordinated to creditors of our subsidiaries.

    The indenture relating to the subordinated debt securities does not provide holders any protection in the event of a highly leveraged transaction.

PREFERRED STOCK AND DEPOSITARY SHARES

    We may issue our preferred stock, par value $0.01 per share, in one or more series. Our Board of Directors will determine the dividend, voting, conversion and other rights of the series being offered and the terms and conditions relating to its offering and sale at the time of the offer and sale. We may also issue fractional shares of preferred stock that will be represented by depositary shares and depositary receipts.

CAPITAL STOCK

    We may issue our capital stock, par value $0.20 per share. Holders of capital stock are entitled to receive dividends if and when those dividends are declared by our Board of Directors, subject to rights of preferred stockholders. Each holder of capital stock is entitled to one vote per share. The holders of capital stock have no preemptive rights or cumulative voting rights.

WARRANTS

    We may issue warrants for the purchase of debt securities, preferred stock or capital stock. We may issue warrants independently or together with other securities.

RATIO OF EARNINGS FROM CONTINUING OPERATIONS TO FIXED CHARGES AND EARNINGS FROM CONTINUING OPERATIONS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

    We compute the ratio of earnings from continuing operations to fixed charges by dividing earnings from continuing operations before income taxes (which excludes (a) amortization of capitalized interest and (b) IBM's share in the income and losses of less than 50% owned affiliates) and fixed charges (excluding capitalized interest) by fixed charges. Fixed charges consist of interest expense, capitalized interest and that portion of rental expense deemed to be representative of interest.

    The ratio of earnings from continuing operations to combined fixed charges and preferred stock dividends includes in the ratio computation preferred stock dividends representing the pre-tax earnings that would be required to cover those dividend requirements based on IBM's effective income tax rates for the respective periods.

                                                         NINE MONTHS                     YEAR ENDED DECEMBER 31,
                                                            ENDED          ----------------------------------------------------
                                                      SEPTEMBER 30, 2002     2001       2000       1999       1998       1997
                                                      ------------------   --------   --------   --------   --------   --------
Ratio of earnings from continuing operations to
  fixed charges....................................           5.9            7.9        7.0        7.0        4.9        5.1
Ratio of earnings from continuing operations to
  combined fixed charges and preferred stock
  dividends........................................           5.9            7.8        6.9        6.9        4.8        5.0

WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference room in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on their public reference room. Our SEC filings are also available to the public at the SEC's web site at (http://www.sec.gov).

    The SEC allows us to "incorporate by reference" into this prospectus the information we file with it. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until our offering is completed:

        i.  Annual Report on Form 10-K for the year ended December 31, 2001;

        ii. Quarterly report on Form 10-Q for the quarters ended March 31, 2002, June 30, 2002 and September 30, 2002; and

        iii. Current Reports on Form 8-K, filed on January 17, 2002,
    January 29, 2002, April 8, 2002, April 17, 2002, May 9, 2002, June 4, 2002,
    July 1, 2002, July 9, 2002, July 17, 2002, July 30, 2002, August 13, 2002,
    August 28, 2002, September 9, 2002, October 16, 2002, October 29, 2002,
    November 4, 2002, November 14, 2002, November 26, 2002, December 4, 2002, December 31, 2002, January 2, 2003 and January 17, 2003.

    We encourage you to read our periodic and current reports. Not only do we think these items are interesting reading, we think these reports provide additional information about our company which prudent investors find important. You may request a copy of these filings at no cost, by writing to or telephoning our transfer agent at the following address:

           Equiserve Trust Company, N.A.
           P.O. Box 43072
           Providence, Rhode Island 02940
           (781) 575-2727

    You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the document.

                           DESCRIPTION OF THE COMPANY

    We were originally incorporated in the State of New York on June 16, 1911, as the Computing-Tabulating-Recording Co. (C-T-R). C-T-R was a consolidation of the Computing Scale Co. of America, the Tabulating Machine Co., and The International Time Recording Co. of New York. In 1924, C-T-R adopted the name International Business Machines Corporation, also known more simply as IBM.

    We use advanced information technology to provide customer solutions. We operate primarily in a single industry using several segments that create value by offering a variety of solutions that include, either singularly or in some combination, technologies, systems, products, services, software and financing.

    Organizationally, our major operations comprise a Global Services segment; three hardware product segments--Enterprise Systems, Personal and Printing Systems and Technology; a Software segment; a Global Financing segment and an Enterprise Investments segment. The segments are determined based on several factors, including customer base, homogeneity of products, technology and delivery channels.

    We offer our products through our global sales and distribution organizations. The sales and distribution organizations have both a geographic focus (in the Americas, Europe/Middle East/Africa, and Asia Pacific) and a specialized and global industry focus. In addition, these organizations include a global sales and distribution effort devoted exclusively to small and medium businesses. We also offer our products through a variety of third party distributors and resellers, as well as through our on-line channels.

                                USE OF PROCEEDS

    Unless we otherwise specify in the applicable prospectus supplement, the net proceeds we receive from the sale of the securities offered by this prospectus and the accompanying prospectus supplement will be used for general corporate purposes. General corporate purposes may include the repayment of debt, investments in or extensions of credit to our subsidiaries, redemption of any preferred stock we may issue, or the financing of possible acquisitions or business expansion. The net proceeds may be invested temporarily or applied to repay short-term debt until they are used for their stated purpose.

                       DESCRIPTION OF THE DEBT SECURITIES

    The following description of the terms of the debt securities sets forth general terms that may apply to the debt securities. The particular terms of any debt securities will be described in the prospectus supplement relating to those debt securities.

    The debt securities will be either our senior debt securities or our subordinated debt securities. The senior debt securities will be issued under an indenture dated as of October 1, 1993, as supplemented on December 15, 1995, between us and JPMorgan Chase Bank, as trustee. This indenture is referred to as the "senior indenture". The subordinated debt securities will be issued under an indenture to be entered into between us and the trustee named in a prospectus supplement. This indenture is referred to as the "subordinated indenture". The senior indenture and the subordinated indenture are together called the "indentures".

    The following is a summary of the most important provisions of the indentures. Copies of the entire indentures are exhibits to the registration statement of which this prospectus is a part. Section references below are to the section in the applicable indenture. The referenced sections of the indentures are incorporated by reference. We encourage you to read our indentures.

GENERAL

    Neither indenture limits the amount of debt securities that we may issue. Each indenture provides that debt securities may be issued up to the principal amount authorized by us from time to time. The senior debt securities will be unsecured and will have the same rank as all of our other unsecured and unsubordinated debt. The subordinated debt securities will be unsecured and will be subordinated and junior to all senior indebtedness.

    The debt securities may be issued in one or more separate series of senior debt securities and/or subordinated debt securities. The prospectus supplement relating to the particular series of debt securities being offered will specify the particular amounts, prices and terms of those debt securities. These terms may include:

    - the title of the debt securities;

    - any limit upon the aggregate principal amount of the debt securities;

    - the maturity date or dates, or the method of determining the maturity dates;

    - the interest rate or rates, or the method of determining those rates;

    - the interest payment dates and, for debt securities in registered form, the regular record dates;

    - the places where payments may be made;

    - any mandatory or optional redemption provisions;

    - any sinking fund or analogous provisions;

    - any conversion or exchange provisions;

    - any terms for the attachment to the debt securities of warrants, options or other rights to purchase or sell our securities;

    - the portion of principal amount of the debt security payable upon acceleration of maturity if other than the full principal amount;

    - any deletions of, or changes or additions to, the events of default or covenants;

    - if other than U.S. dollars, the currency or currencies, composite currencies, in which payments on the debt securities will be payable and whether the holder may elect payment to be made in a different currency;

    - the method of determining the amount of any payments on the debt securities which are linked to an index;

    - whether the debt securities will be issued in fully registered form without coupons or in bearer form, with or without coupons, or any combination of these, and whether they will be issued in the form of one or more global securities in temporary or definitive form;

    - any terms relating to the delivery of the debt securities if they are to be issued upon the exercise of warrants;

    - whether and on what terms we will pay additional amounts to holders of the debt securities that are not U.S. persons for any tax, assessment or governmental charge withheld or deducted and, if so, whether and on what terms we will have the option to redeem the debt securities rather than pay the additional amounts; and

    - any other specific terms of the debt securities.

    (Sections 202 and 301)

    Unless we otherwise specify in the prospectus supplement:

    - the debt securities will be registered debt securities;

    - registered debt securities denominated in U.S. dollars will be issued in denominations of $1,000 or an integral multiple of $1,000; and

    - bearer debt securities denominated in U.S. dollars will be issued in denominations of $5,000.

    Debt securities may bear legends required by United States Federal tax law and regulations. (Section 401)

    If any of the debt securities are sold for any foreign currency or currency unit, or if any payments on the debt securities are payable in any foreign currency or currency unit, the prospectus supplement will contain any restrictions, elections, tax consequences, specific terms and other information relating to the debt securities and the foreign currency or currency unit.

    Some of the debt securities may be issued as original issue discount debt securities. Original issue discount securities bear no interest or bear interest at below-market rates. These are sold at a discount below their stated principal amount. If we issue these securities, the prospectus supplement will describe any special tax, accounting or other information which we think is important. We encourage you to consult with your own competent tax and financial advisors on these important matters.

EXCHANGE, REGISTRATION AND TRANSFER

    Debt securities may be transferred or exchanged at the corporate trust office of the security registrar or at any other office or agency which is maintained for these purposes. No service charge will be payable upon the transfer or exchange, except for any applicable tax or governmental charge.

    The designated security registrar in the United States for the senior debt securities is JPMorgan Chase Bank, located at 4 New York Plaza, 15th Floor, New York, New York 10004. The security registrar for the subordinated debt securities will be designated in a prospectus supplement.

    If debt securities are issuable in both registered and bearer form, the bearer securities will be exchangeable for registered securities. If a bearer security with related coupons is surrendered in exchange for a registered security between a record date and the date set for the payment of interest, the bearer security will be surrendered without the coupon relating to that interest payment. That interest payment will be made only to the holder of the coupon when due.

    In the event of any redemption in part of any series of debt securities, we will not be required to:

    - issue, register the transfer of, or exchange, debt securities of any series between the opening of business 15 business days before any selection of debt securities of that series to be redeemed and the close of business on:

       - the day of mailing of the relevant notice of redemption (if debt securities of the series are issuable only in registered form), and

       - the day of the first publication of the relevant notice of redemption (if the debt securities of the series are issuable in bearer form) or,

       - the day of mailing of the relevant notice of redemption (if the debt securities of the series are issuable in bearer and registered form) and there is no publication;

    - register the transfer of, or exchange, any registered security selected for redemption, in whole or in part, except the unredeemed portion of any registered security being redeemed in part; or

    - exchange any bearer security selected for redemption, except to exchange it for a registered security which is simultaneously surrendered for redemption.

    (Section 404)

PAYMENT AND PAYING AGENT

    We will pay principal, interest and any premium on fully registered securities in the designated currency or currency unit at the office of the paying agent. Payment of interest on fully registered securities may be made by check mailed to the persons in whose names the debt securities are registered on days specified in the indentures or any prospectus supplement. (Sections 406 and
410)

    We will pay principal, interest and any premium on bearer securities in the designated currency or currency unit at the office of the paying agent or agents outside of the United States. Payments will be made at the offices of the paying agent in the United States only if the designated currency is U.S. dollars and payment outside of the United States is illegal or effectively precluded. (Sections 410 and 1102)

    If any amount payable on any debt security or coupon remains unclaimed at the end of two years after the amount became due and payable, the paying agent will release any unclaimed amounts to us. (Section 1103)

    Our paying agent in the United States for the senior debt securities is JPMorgan Chase Bank, located at 4 New York Plaza, 15th Floor, New York, New York 10004. If and when we issue subordinated debt securities, we'll designate the paying agent for those subordinated debt securities in the applicable prospectus supplement.

GLOBAL SECURITIES

    The debt securities of a series may be issued in whole or in part in the form of one or more global certificates. Those certificates will be deposited with a depositary that we will identify in a prospectus supplement. Global debt securities may be issued in either registered or bearer form and can be in either temporary or definitive form. All global securities in bearer form will be deposited with a depositary outside of the United States. We will describe the specific terms of the depositary arrangement relating to a series of debt securities in the prospectus supplement.

    Other than for payments, we can treat a person having a beneficial interest in a definitive global security as the holder of the principal amount of outstanding debt securities represented by the global security. For these purposes, we can rely upon a written statement delivered to the trustee by the holder of the definitive global security, or, in the case of a definitive global security in bearer form, by Morgan Guaranty Trust Company of New York, Brussels office, as operator of the Euroclear System, and Clearstream Banking, societe anonyme (Clearstream, Luxembourg). (Section 411)

    Neither we, the trustee nor any of our respective agents will be responsible for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. (Section 411)

    Unless we otherwise specify in a prospectus supplement, we anticipate that the following provisions will apply to our depositary arrangements:

TEMPORARY GLOBAL SECURITIES

    All or any portion of the debt securities of a series that are issuable in bearer form initially may be represented by one or more temporary global securities, without interest coupons. The temporary global securities will be deposited with a depositary in London for Euroclear and Clearstream for credit to the accounts of the beneficial owners of the debt securities or to such other accounts as they may direct.

    On and after an exchange date provided in the applicable prospectus supplement, each temporary global security will be exchangeable for definitive debt securities in bearer form, registered form, definitive global bearer form or a combination of these, as will be specified in the prospectus supplement.

    No bearer security delivered in exchange for a portion of a temporary global security will be mailed or delivered to any location in the United States. (Sections 402 and 403)

    Interest on a temporary global security will be paid to Euroclear and/or Clearstream for the portion held for its account only after a certificate is delivered to the trustee stating that the portion:

    - is not beneficially owned by a United States person;

    - has not been acquired by or on behalf of a United States person or for offer to resell or for resale to a United States person or any person inside the United States; or

    - if a beneficial interest has been acquired by a United States person, that:

       - such person is a financial institution (as defined in the Internal Revenue Code), purchasing for its own account or has acquired the debt security through a financial institution; and

       - that the debt securities are held by a financial institution that has agreed in writing to comply with the requirements of Section 165(j)(3)(A), (B) or (C) of the Internal Revenue Code and the regulations thereunder, and that it did not purchase for resale inside the United States.

    The certificate must be based on statements provided by the beneficial owners of interests in the temporary global security. Each of Euroclear and Clearstream will credit the interest received by it to the accounts of the beneficial owners of the debt security, or to other accounts as they may direct. (Section 403)

DEFINITIVE GLOBAL SECURITIES

    BEARER SECURITIES. The applicable prospectus supplement will describe the exchange provisions, if any, of debt securities issuable in definitive global bearer form. We will not deliver any bearer securities in exchange for a portion of a definitive global security to any location in the United States. (Section
404)

    U.S. BOOK-ENTRY SECURITIES. Debt securities of a series represented by a definitive global registered security and deposited with or on behalf of a depositary in the United States will be registered in the name of the depositary or its nominee. These securities are referred to as "book-entry securities".

    When a global security is issued and deposited with the depositary, the depositary will credit, on its book-entry registration and transfer system, the respective principal amounts represented by that global security to the accounts of institutions that have accounts with the depositary or its nominee. Institutions that have accounts with the depositary or its nominee are referred to as "participants".

    The accounts to be credited shall be designated by the underwriters or agents for the sale of such book-entry securities or by us, if we offer and sell those securities directly.

    Ownership of book-entry securities are limited to participants or persons that may hold interests through participants. In addition, ownership of these securities will be evidenced only by, and the transfer of that ownership will be effected only through, records maintained by the depositary or its nominee or by participants or persons that hold through other participants.

    So long as the depositary, or its nominee, is the registered owner of a global security, that depositary or nominee will be considered the sole owner or holder of the book-entry securities represented by the global security for all purposes under the indenture. Payments of principal, interest and premium on those securities will be made to the depositary or its nominee as the registered owner or the holder of the global security.

    Owners of book-entry securities:

    - will not be entitled to have the debt securities registered in their names;

    - will not be entitled to receive physical delivery of the debt securities in definitive form; and

    - will not be considered the owners or holders of those debt securities under the indenture.

    The laws of some jurisdictions require that purchasers of securities take physical delivery of the securities in definitive form. These laws may impair the ability to purchase or transfer book-entry securities.

    We expect that the depositary for book-entry securities of a series will immediately credit participants' accounts with payments received by the depositary or nominee in amounts proportionate to the participants' beneficial interests as shown on the records of such depositary.

    We also expect that payments by participants to owners of beneficial interests in a global security held through the participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name". The payments by participants to the owners of beneficial interests will be the responsibility of those participants.

PRACTICAL IMPLICATIONS OF HOLDING DEBT SECURITIES IN STREET NAME

    Investors who hold debt securities in accounts at banks or brokers will not generally be recognized by us as the legal holders of debt securities. Since we recognize as the holder the bank or broker, or the financial institution the bank or broker uses to hold its debt securities, it is the responsibility of these intermediary banks, brokers and other financial institutions to pass along principal, interest and

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other payments on the debt securities, either because they agree to do so in their agreements with their customers, or because they are legally required to do so. If you hold debt securities in street name, you really ought to check with your own institution to find out:

    - How it handles securities payments and notices;

    - Whether it imposes additional fees or charges;

    - How it would handle voting and related issues if ever required;

    - How it would pursue or enforce rights under the debt securities if there were a default or other event triggering the need for direct holders to act to protect their interests; and

    - Whether and how it would react on other matters which are important to persons who hold debt securities in "street name".

COVENANTS

    LIMITATION ON MERGER, CONSOLIDATION AND CERTAIN SALES OF ASSETS. We may, without the consent of the holders of the debt securities, merge into or consolidate with any other corporation, or convey or transfer all or substantially all of our properties and assets to another person provided that:

    - the successor is a U.S. corporation;

    - the successor assumes on the same terms and conditions all the obligations under the debt securities and the indentures; and

    - immediately after giving effect to the transaction, there is no default under the applicable indenture. (Section 901)

    The remaining or acquiring corporation will take over all of our rights and obligations under the indentures. (Section 902)

SATISFACTION AND DISCHARGE; DEFEASANCE

    We may be discharged from our obligations on the debt securities of any series that have matured or will mature or be redeemed within one year if we deposit with the trustee enough cash to pay all the principal, interest and any premium due to the stated maturity date or redemption date of the debt securities. (Section 501)

    Each indenture contains a provision that permits us to elect:

    1. to be discharged after 90 days from all of our obligations (subject to limited exceptions) with respect to any series of debt securities then outstanding; and/or

    2. to be released from our obligations under the following covenants and from the consequences of an event of default or cross-default resulting from a breach of these covenants:

       a.  the limitations on mergers, consolidations and sale of assets,

       b. the limitations on sale and leaseback transactions under the senior indenture, and

       c.  the limitations on secured indebtedness under the senior indenture.

    To make either of the above elections, we must deposit in trust with the trustee enough money to pay in full the principal, interest and premium on the debt securities. This amount may be made in cash and/or U.S. government obligations, if the debt securities are denominated in U.S. dollars. This amount may be made in cash, and/or foreign government securities if the debt securities are denominated in a foreign currency. As a condition to either of the above elections, we must deliver to

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the trustee an opinion of counsel that the holders of the debt securities will not recognize income, gain or loss for Federal income tax purposes as a result of the action. (Section 503)

    If either of the above events occur, the holders of the debt securities of the series will not be entitled to the benefits of the indenture, except for registration of transfer and exchange of debt securities and replacement of lost, stolen or mutilated debt securities. (Sections 501 and 503)

EVENTS OF DEFAULT, NOTICE AND WAIVER

    If an event of default for any series of debt securities occurs and continues, the trustee or the holders of at least 25% in principal amount of the debt securities of the series may declare the entire principal amount of all the debt securities of that series to be due and payable immediately.

    The declaration may be annulled and past defaults may be waived by the holders of a majority of the principal amount of the debt securities of that series. However, payment defaults that are not cured may only be waived by all holders of the debt securities. (Sections 602 and 613)

    Each indenture defines an event of default in connection with any series of debt securities as one or more of the following events:

    - we fail to pay interest on any debt security of the series for 30 days when due;

    - we fail to pay the principal or any premium on any debt securities of the series when due;

    - we fail to make any sinking fund payment for 30 days when due;

    - we fail to perform any other covenant in the debt securities of the series or in the applicable indenture relating to debt securities of that series for 90 days after being given notice; and

    - we enter into bankruptcy or become insolvent.

    An event of default for one series of debt securities is not necessarily an event of default for any other series of debt securities. (Section 601)

    Each indenture requires the trustee to give the holders of a series of debt securities notice of a default for that series within 90 days unless the default is cured or waived. However, the trustee may withhold this notice if it determines in good faith that it is in the interest of those holders. The trustee may not, however, withhold this notice in the case of a payment default. (Section 702)

    Other than the duty to act with the required standard of care during an event of default, a trustee is not obligated to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of debt securities, unless the holders have offered to the trustee reasonable indemnification. (Section 703)

    Generally, the holders of a majority in principal amount of outstanding debt securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or other power conferred on the trustee. (Section 612)

    Each indenture includes a covenant that we will file annually with the trustee a certificate of no default, or specifying any default that exists. (Section 1106)

    Street name and other indirect holders should consult their banks and brokers for information on their requirements for giving notice or taking other actions upon a default.

MODIFICATION OF THE INDENTURES

    Together with the trustee, we may modify the indentures without the consent of the holders for limited purposes, including adding to our covenants or events of default, establishing forms or terms of

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debt securities, curing ambiguities and other purposes which do not adversely affect the holders in any material respect. (Section 1001)

    Together with the trustee, we may also make modifications and amendments to each indenture with the consent of the holders of a majority in principal amount of the outstanding debt securities of all affected series. However, without the consent of each affected holder, no modification may:

    - change the stated maturity of any debt security;

    - reduce the principal, premium (if any) or rate of interest on any debt security;

    - change any place of payment or the currency in which any debt security is payable;

    - impair the right to enforce any payment after the stated maturity or redemption date;

    - adversely affect the terms of any conversion right;

    - reduce the percentage of holders of outstanding debt securities of any series required to consent to any modification, amendment or waiver under the indenture;

    - change any of our obligations for any outstanding series of debt securities to maintain an office or agency in the places and for the purposes specified in the indenture for that series; or

    - change the provisions in the indenture that relate to its modification or amendment.

    (Section 1002)

MEETINGS

    The indentures contain provisions for convening meetings of the holders of debt securities of a series. (Section 1401)

    A meeting may be called at any time by the trustee, upon request by us or upon request by the holders of at least 10% in principal amount of the outstanding debt securities of the series. In each case, notice will be given to the holders of debt securities of the series. (Section 1402)

    Persons holding a majority in principal amount of the outstanding debt securities of a series will constitute a quorum at a meeting. A meeting called by us or the trustee that did not have a quorum may be adjourned for not less than 10 days, and if there is not a quorum at the adjourned meeting, the meeting may be further adjourned for not less than 10 days.

    Generally, any resolution presented at a meeting at which a quorum is present may be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding debt securities of that series. However, to change the amount or timing of payments under the debt securities, every holder in the series must consent.

    In addition, if the indenture provides that an action may be taken by the holders of a specified percentage in principal amount of outstanding debt securities of a series, that action may be taken at a meeting at which a quorum is present by the affirmative vote of the holders of such specified percentage in principal amount of the outstanding debt securities of that series. Any resolution passed or decision taken at any meeting of holders of debt securities of any series duly held in accordance with an indenture will be binding on all holders of debt securities of that series and the related coupons.
(Section 1404)

    NOTICES TO HOLDERS

    In most instances, notices to holders of bearer securities will be given by publication at least once in a daily newspaper in The City of New York and in London. Notices may also be published in another city or cities as may be specified in the securities. In addition, notices to holders of bearer

                                       13
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securities will be mailed to those persons whose names and addresses were previously filed with the applicable trustee. Notice to holders of registered securities will be given by mail to the addresses of the holders as they appear in the security register. (Section 106)

    TITLE

    Title to any bearer securities and any related coupons will pass by delivery. We, the trustee and any agent of ours or the trustee may treat the holder of any bearer security or related coupon as the absolute owner of that security for all purposes. We may also treat the registered owner of any registered security as the absolute owner of that security for all purposes. (Section 407)

    REPLACEMENT OF SECURITIES AND COUPONS

    We think it's very important for you to keep your securities safe. If you don't, you'll have to follow these procedures. We'll replace debt securities or coupons that have been mutilated, but you'll have to pay for the replacement, and you'll have to surrender the mutilated debt security or coupon to the security registrar first. Debt securities or coupons that become destroyed, stolen or lost will only be replaced by us, again at your expense, upon your providing evidence of destruction, loss or theft which we and the security registrar are willing to accept. In the case of a destroyed, lost or stolen debt security or coupon, we may also require you, as the holder of the debt security or coupon, to indemnify the security registrar and us before we'll go about issuing any replacement debt security or coupon. (Section 405)

    GOVERNING LAW

    The indentures, the debt securities and the coupons will be governed by, and construed under, the laws of the State of New York.

    OUR RELATIONSHIP WITH THE TRUSTEE

    We may from time to time maintain lines of credit, and have other customary banking relationships, with the trustee under the senior indenture or the trustee under the subordinated indenture.

SENIOR DEBT SECURITIES

    The senior debt securities will be unsecured and will rank equally with all of our other unsecured and non-subordinated debt.

    COVENANTS IN THE SENIOR INDENTURE

    LIMITATION ON SECURED INDEBTEDNESS. Neither we nor any Restricted Subsidiary will create, assume, incur or guarantee any Secured Indebtedness without securing the senior debt securities equally and ratably with, or prior to, that Secured Indebtedness, UNLESS the sum of the following amounts would not exceed 10% of Consolidated Net Tangible Assets:

    - the total amount of all Secured Indebtedness that the senior debt securities are not secured equally and ratably with, and

    - the discounted present value of all net rentals payable under leases entered into in connection with sale and leaseback transactions entered into after July 15, 1985.

    You should note that we don't include in this calculation any leases entered into by a Restricted Subsidiary before the time it became a Restricted Subsidiary. (Section 1104 of Senior Indenture)

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
    LIMITATION ON SALE AND LEASEBACK TRANSACTIONS. Neither we nor any Restricted Subsidiary will enter into any lease longer than three years covering any of our Principal Property or any Restricted Subsidiary that is sold to any other person in connection with that lease unless either:

    1. the sum of the following amounts does not exceed 10% of Consolidated Net Tangible Assets:

       - the discounted present value of all net rentals payable under all these leases entered into after July 15, 1985; and

       - the total amount of all Secured Indebtedness that the senior debt securities are not secured equally and ratably with.

       We don't include in this calculation any leases entered into by a Restricted Subsidiary before the time it became a Restricted Subsidiary.

        or

    2. an amount equal to the greater of the following amounts is applied within 180 days to the retirement of our long-term debt or the debt of a Restricted Subsidiary:

       - the net proceeds to us or a Restricted Subsidiary from the sale; and

       - the discounted present value of all net rentals payable under the lease.

       Amounts applied to debt which is subordinated to the senior debt securities or which is owing to us or a Restricted Subsidiary will not be included in this calculation. (Section 1105 of Senior Indenture)

    We think it's important for you to be aware that this limitation on sale and leaseback transactions won't apply to any leases that we may enter into relating to newly acquired, improved or constructed property.

    We think it's also important for you to note that the holders of a majority in principal amount of all affected series of outstanding debt securities may waive compliance with each of the above covenants. (Section 1107 of Senior Indenture)

DEFINITIONS

    "Secured Indebtedness" means our indebtedness or indebtedness of a Restricted Subsidiary for borrowed money secured by any lien on, or any conditional sale or other title retention agreement covering, any Principal Property or any stock or indebtedness of a Restricted Subsidiary. Excluded from this definition is all indebtedness:

    - outstanding on July 15, 1985, secured by liens, or arising from conditional sale or other title retention agreements, existing on that date;

    - incurred after July 15, 1985 to finance the acquisition, improvement or construction of property, and either secured by purchase money mortgages or liens placed on the property within 180 days of acquisition, improvement or construction or arising from conditional sale or other title retention agreements;

    - secured by liens on Principal Property or on the stock or indebtedness of Restricted Subsidiaries, and, in either case, existing at the time of its acquisition;

    - owing to us or any Restricted Subsidiary;

    - secured by liens, or conditional sale or other title retention devices, existing at the time a corporation became or becomes a Restricted Subsidiary after July 15, 1985;

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
    - constituting our guarantees of Secured Indebtedness and Attributable Debt of any Restricted Subsidiaries and guarantees by a Restricted Subsidiary of Secured Indebtedness and Attributable Debt of ours and any other Restricted Subsidiaries;

    - arising from any sale and leaseback transaction;

    - incurred to finance the acquisition or construction of property secured by liens in favor of any country or any political subdivision; and

    - constituting any replacement, extension or renewal of any indebtedness to the extent the amount of indebtedness is not increased.

    "Principal Property" means land, land improvements, buildings and associated factory, laboratory and office equipment constituting a manufacturing, development, warehouse, service or office facility owned by or leased to us or a Restricted Subsidiary which is located within the United States and which has an acquisition cost plus capitalized improvements in excess of 0.15% of Consolidated Net Tangible Assets as of the date of such determination. Principal Property does not include:

    - products marketed by us or our subsidiaries;

    - any property financed through the issuance of tax-exempt governmental obligations;

    - any property which our Board of Directors determines is not of material importance to us and our Restricted Subsidiaries taken as a whole; or

    - any property in which the interest of us and all of our subsidiaries does not exceed 50%.

    "Consolidated Net Tangible Assets" means the total assets of us and our subsidiaries, less current liabilities and intangible assets. We include in intangible assets the balance sheet value of:

    - all trade names, trademarks, licenses, patents, copyrights and goodwill;

    - organizational and development costs;

    - deferred charges other than prepaid items such as insurance, taxes, interest, commissions, rents and similar items and tangible items we are amortizing; and

    - unamortized debt discount and expense minus unamortized premium.

    We don't include in intangible assets any program products.

    "Attributable Debt" means the discounted present value of a lessee's obligation for rental payments under a sale and leaseback transaction of Principal Property, reduced by amounts owed by any sublessee for rental obligations during the remaining term of that transaction. The discount rate we use for the Attributable Debt is called the "Attributable Interest Rate." We compute the Attributable Interest Rate as the weighted average of the interest rates of all securities then issued and outstanding under the Senior Indenture.

    "Restricted Subsidiary" means:

    1.  any of our subsidiaries:

       a.  which has substantially all its property in the United States;

       b.  which owns or is a lessee of any Principal Property; and,

       c. in which our investment and the investment of our subsidiaries exceeds 0.15% of Consolidated Net Tangible Assets as of the date of such determination; and

    2. any other subsidiary the Board of Directors may designate as a Restricted Subsidiary.

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    "Restricted Subsidiary" doesn't include financing subsidiaries and subsidiaries formed or acquired after July 15, 1985 for the purpose of acquiring the stock, business or assets of another person and that have not and do not acquire all or any substantial part of our business or assets or the business or assets of any Restricted Subsidiary. (Section 101 of Senior Indenture)

SUBORDINATED DEBT SECURITIES

    The subordinated debt securities will be unsecured. The subordinated debt securities will be subordinate in right of payment to all senior indebtedness. (Section 1501 of Subordinated Indenture)

    In addition, claims of our subsidiaries' creditors generally will have priority with respect to the assets and earnings of the subsidiaries over the claims of our creditors, including holders of the subordinated debt securities, even though those obligations may not constitute senior indebtedness. The subordinated debt securities, therefore, will be effectively subordinated to creditors, including trade creditors of our subsidiaries.

    The subordinated indenture defines "senior indebtedness" to mean the principal of, premium, if any, and interest on:

    - all indebtedness for money borrowed or guaranteed by us other than the subordinated debt securities, unless the indebtedness expressly states to have the same rank as, or to rank junior to, the subordinated debt securities; and

    - any deferrals, renewals or extensions of any senior indebtedness.

    However, the term "senior indebtedness" will not include:

    - any of our obligations to our subsidiaries;

    - any liability for Federal, state, local or other taxes owed or owing by us;

    - any accounts payable or other liability to trade creditors arising in the ordinary course of business, including guarantees of instruments evidencing those liabilities;

    - any indebtedness, guarantee or obligation of ours which is expressly subordinate or junior in right of payment in any respect to any other indebtedness, guarantee or obligation of ours, including any senior subordinated indebtedness and any subordinated obligations;

    - any obligations with respect to any capital stock; or

    - any indebtedness incurred in violation of the Subordinated Indenture.

    There is no limitation on our ability to issue additional senior indebtedness. The senior debt securities constitute senior indebtedness under the subordinated indenture. The subordinated debt securities will rank equally with our other subordinated indebtedness.

    Under the subordinated indenture, no payment may be made on the subordinated debt securities and no purchase, redemption or retirement of any subordinated debt securities may be made in the event:

    - any senior indebtedness is not paid when due, or

    - the maturity of any senior indebtedness is accelerated as a result of a default, unless the default has been cured or waived and the acceleration has been rescinded or that senior indebtedness has been paid in full.

    We may, however, pay the subordinated debt securities without regard to the above restriction if the representatives of the holders of the applicable senior indebtedness approve the payment in writing to us and the trustee.

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    The representatives of the holders of senior indebtedness may notify us and the trustee in writing of a default which can result in the acceleration of that senior indebtedness' maturity without further notice or the expiration of any grace periods. In this event, we may not pay the subordinated debt securities for 179 days after receipt of that notice. If the holders of senior indebtedness or their representatives have not accelerated the maturity of the senior indebtedness at the end of the 179 day period, we may resume payments on the subordinated debt securities. Not more than one such notice may be given in any consecutive 360-day period, irrespective of the number of defaults with respect to senior indebtedness during that period. (Section 1503 of Subordinated Indenture)

    In the event we pay or distribute our assets to creditors upon a total or partial liquidation, dissolution or reorganization of us or our property, the holders of senior indebtedness will be entitled to receive payment in full of the senior indebtedness before the holders of subordinated debt securities are entitled to receive any payment. Until the senior indebtedness is paid in full, any payment or distribution to which holders of subordinated debt securities would be entitled but for the subordination provisions of the subordinated indenture will be made to holders of the senior indebtedness. (Section 1502 of Subordinated Indenture)

    If a distribution is made to holders of subordinated debt securities that, due to the subordination provisions, should not have been made to them, those holders of subordinated debt securities are required to hold it in trust for the holders of senior indebtedness, and pay it over to them as their interests may appear. (Section 1505 of Subordinated Indenture)

    If payment of the subordinated debt securities is accelerated because of an event of default, either we or the trustee will promptly notify the holders of senior indebtedness or their representatives of the acceleration. We may not pay the subordinated debt securities until five business days after the holders of senior indebtedness or their representatives receive notice of the acceleration. Thereafter, we may pay the subordinated debt securities only if the subordination provisions of the subordinated indenture otherwise permit payment at that time. (Section 1505 of Subordinated Indenture)

    As a result of the subordination provisions contained in the subordinated indenture, in the event of insolvency, our creditors who are holders of senior indebtedness may recover more, ratably, than the holders of subordinated debt securities. In addition, our creditors who are not holders of senior indebtedness may recover less, ratably, than holders of senior indebtedness and may recover more, ratably, than the holders of subordinated indebtedness. It's important to keep this in mind if you decide to hold our subordinated debt securities.

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                       DESCRIPTION OF THE PREFERRED STOCK

    The following is a description of general terms and provisions of the preferred stock. The particular terms of any series of preferred stock will be described in the applicable prospectus supplement.

    All of the terms of the preferred stock are, or will be, contained in our Certificate of Incorporation and the certificate of amendment relating to each series of the preferred stock, which will be filed with the Securities and Exchange Commission at or before the time we issue a series of the preferred stock.

    We are authorized to issue up to 150,000,000 shares of preferred stock, par value $.01 per share. As of the date of this Prospectus, we have no shares of preferred stock outstanding. Subject to limitations prescribed by law, the Board of Directors is authorized at any time to:

    - issue one or more series of preferred stock;

    - determine the designation for any series by number, letter or title that shall distinguish the series from any other series of preferred stock; and

    - determine the number of shares in any series.

    The Board of Directors is authorized to determine, for each series of preferred stock, and the prospectus supplement will set forth with respect to the series the following information:

    - whether dividends on that series of preferred stock will be cumulative, noncumulative or partially cumulative;

    - the dividend rate (or method for determining the rate);

    - the liquidation preference per share of that series of preferred stock, if any;

    - any conversion provisions applicable to that series of preferred stock;

    - any redemption or sinking fund provisions applicable to that series of preferred stock;

    - the voting rights of that series of preferred stock, if any; and

    - the terms of any other preferences or rights, if any, applicable to that series of preferred stock.

The preferred stock, when issued, will be fully paid and nonassessable.

DIVIDENDS

    Holders of preferred stock will be entitled to receive, when, as and if declared by our Board of Directors, cash dividends at the rates and on the dates as set forth in the prospectus supplement. Generally, no dividends will be declared or paid on any series of preferred stock unless full dividends for all series of preferred stock, including any cumulative dividends still owing, have been or contemporaneously are declared and paid. When those dividends are not paid in full, dividends will be declared pro-rata so that the amount of dividends declared per share on each series of preferred stock will bear to each other series the same ratio that accrued dividends per share for each respective series of preferred stock bear to aggregate accrued dividends for all outstanding shares of preferred stock. In addition, generally, unless all dividends on the preferred stock have been paid, no dividends will be declared or paid on the capital stock and we may not redeem or purchase any capital stock.

    Payment of dividends on any series of preferred stock may be restricted by loan agreements, indentures and other transactions we may enter into.

CONVERTIBILITY

    No series of preferred stock will be convertible into, or exchangeable for, other securities or property except as set forth in the applicable prospectus supplement.

REDEMPTION AND SINKING FUND

    No series of preferred stock will be redeemable or receive the benefit of a sinking fund except as set forth in the applicable prospectus supplement.

    Shares of preferred stock that we redeem or otherwise reacquire will resume the status of authorized and unissued shares of preferred stock undesignated as to series, and will be available for subsequent issuance. There are no restrictions on repurchase or redemption of the preferred stock while there is any arrearage on sinking fund installments except as may be set forth in a prospectus supplement.

LIQUIDATION

    In the event we voluntarily or involuntarily liquidate, dissolve or wind up our affairs, the holders of each series of preferred stock will be entitled to receive the liquidation preference per share specified in the prospectus supplement, plus any accrued and unpaid dividends. Holders of preferred stock will be entitled to receive these amounts before any distribution is made to the holders of capital stock.

    If the amounts payable to preferred stockholders are not paid in full, the holders of preferred stock will share ratably in any distribution of assets based upon the aggregate liquidation preference for all outstanding shares for each series. After the holders of shares of preferred stock are paid in full, they will have no right or claim to any of our remaining assets.

    Neither the par value nor the liquidation preference is indicative of the price at which the preferred stock will actually trade on or after the date of issuance.

VOTING

    Generally, the holders of preferred stock will not be entitled to vote. However, if the equivalent of six quarterly dividends payable on any series of preferred stock is in default, the number of directors constituting our Board of Directors will be increased by two and the holders of such series of preferred stock, voting together as a class with all other series of preferred stock entitled to vote on such election of directors, will be entitled to elect those additional directors. In the event of this type of default, the Board of Directors will call a special meeting for the holders of all affected series within 10 business days of the default for the purpose of electing the additional directors. Alternatively, the holders of record of a majority of the outstanding shares of all affected series who are entitled to participate in the election of directors may elect those additional directors by written consent. If all accumulated dividends on any series of preferred stock have been paid in full, the holders of shares of that series will no longer have the right to vote on directors, the term of office of each director so elected will terminate, and the number of our directors will, without further action, be reduced by two.

    Unless we otherwise specify in a prospectus supplement, the vote of the holders of a majority of the outstanding shares of each series of preferred stock voting together as a class, is required to authorize any amendment, alteration or repeal of our Certificate of Incorporation or any certificate of amendment which would adversely affect the powers, preferences, or special rights of the preferred stock including authorizing any class of stock with superior dividend and liquidation preferences.

NO OTHER RIGHTS

    The shares of a series of preferred stock will not have any preemptive rights, preferences, voting powers or relative, participating, optional or other special rights except as set forth above or in the prospectus supplement, the Certificate of Incorporation or certificate of amendment or as otherwise required by law.

TRANSFER AGENT AND REGISTRAR

    We'll designate the transfer agent for each series of preferred stock in the prospectus supplement.

                      DESCRIPTION OF THE DEPOSITARY SHARES

    We may, at our option, elect to offer fractional shares of preferred stock, rather than full shares of preferred stock. If we do, we will issue to the public receipts for depositary shares, and each of these depositary shares will represent a fraction of a share of a particular series of preferred stock. Each owner of a depositary share will be entitled, in proportion to the applicable fractional interest in shares of preferred stock underlying that depositary share, to all rights and preferences of the preferred stock underlying that depositary share. Those rights include dividend, voting, redemption and liquidation rights.

    The shares of preferred stock underlying the depositary shares will be deposited with a depositary under a deposit agreement between us, the depositary and the holders of the depositary receipts evidencing the depositary shares. The depositary will be a bank or trust company selected by us. The depositary will also act as the transfer agent, registrar and dividend disbursing agent for the depositary shares.

    Holders of depositary receipts agree to be bound by the deposit agreement, which requires holders to take certain actions such as filing proof of residence and paying certain charges.

    The following is a summary of the most important terms of the depositary shares. The deposit agreement, our Certificate of Incorporation and the certificate of amendment for the applicable series of preferred stock that are, or will be, filed with the SEC will set forth all of the terms relating to the depositary shares.

DIVIDENDS

    The depositary will distribute all cash dividends or other cash distributions received relating to the series of preferred stock underlying the depositary shares, to the record holders of depositary receipts in proportion to the number of depositary shares owned by those holders on the relevant record date. The record date for the depositary shares will be the same date as the record date for the preferred stock.

    In the event of a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary receipts that are entitled to receive the distribution. However, if the depositary determines that it is not feasible to make the distribution, the depositary may, with our approval, adopt another method for the distribution. The method may include selling the property and distributing the net proceeds to the holders.

LIQUIDATION PREFERENCE

    In the event of our voluntary or involuntary liquidation, dissolution or winding up, the holders of each depositary share will be entitled to receive the fraction of the liquidation preference accorded each share of the applicable series of preferred stock, as set forth in the applicable prospectus supplement.

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REDEMPTION

    If a series of preferred stock underlying the depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of preferred stock held by the depositary. Whenever we redeem any preferred stock held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the preferred stock so redeemed. The depositary will mail the notice of redemption to the record holders of the depositary receipts promptly upon receiving the notice from us and not less than 35 nor more than 60 days prior to the date fixed for redemption of the preferred stock and the depositary shares.

VOTING

    Upon receipt of notice of any meeting at which the holders of preferred stock are entitled to vote, the depositary will mail the information contained in the notice of meeting to the record holders of the depositary receipts underlying the preferred stock. Each record holder of those depositary receipts on the record date will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of preferred stock underlying that holder's depositary shares. The record date for the depositary shares will be the same date as the record date for the preferred stock. The depositary will try, as far as practicable, to vote the preferred stock underlying the depositary shares in a manner consistent with the instructions of the holders of the depositary receipts. We will agree to take all action which may be deemed necessary by the depositary in order to enable the depositary to do so. The depositary will not vote the preferred stock to the extent that it does not receive specific instructions from the holders of depositary receipts.

WITHDRAWAL OF PREFERRED STOCK

    Owners of depositary shares are entitled, upon surrender of depositary receipts at the principal office of the depositary and payment of any unpaid amount due the depositary, to receive the number of whole shares of preferred stock underlying the depositary shares. Partial shares of preferred stock will not be issued. These holders of preferred stock will not be entitled to deposit the shares under the deposit agreement or to receive depositary receipts evidencing depositary shares for the preferred stock.

AMENDMENT AND TERMINATION OF DEPOSIT AGREEMENT

    The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may be amended at any time and from time to time by agreement between us and the depositary. However, any amendment which materially and adversely alters the rights of the holders of depositary shares, other than any change in fees, will not be effective unless the amendment has been approved by at least a majority of the depositary shares then outstanding. The deposit agreement may be terminated by us or the depositary only if:

    - all outstanding depositary shares have been redeemed; or

    - there has been a final distribution relating to the preferred stock in connection with our dissolution, and that distribution has been made to all the holders of depositary shares.

CHARGES OF DEPOSITARY

    We'll pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We'll also pay charges of the depositary in connection with the initial deposit of the preferred stock and the initial issuance of the depositary shares, any redemption of the preferred stock and all withdrawals of preferred stock by owners of depositary shares. Holders of

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depositary receipts will pay transfer, income and other taxes and governmental charges and certain other charges as provided in the deposit agreement. In certain circumstances, the depositary may refuse to transfer depositary shares, withhold dividends and distributions, and sell the depositary shares evidenced by the depositary receipt, if the charges are not paid.

REPORTS TO HOLDERS

    The depositary will forward to the holders of depositary receipts all reports and communications we deliver to the depositary that we are required to furnish to the holders of the preferred stock. In addition, the depositary will make available for inspection by holders of depositary receipts at the principal office of the depositary--and at other places as it thinks is advisable--any reports and communications we deliver to the depositary as the holder of preferred stock.

LIABILITY AND LEGAL PROCEEDINGS

    Neither we nor the depositary will be liable if either of us are prevented or delayed by law or any circumstance beyond our control in performing our obligations under the deposit agreement. Our obligations and those of the depositary will be limited to performance in good faith of our duties under the deposit agreement. Neither we nor the depositary will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. We and the depositary may rely on written advice of counsel or accountants, on information provided by holders of depositary receipts or other persons believed in good faith to be competent to give such information and on documents believed to be genuine and to have been signed or presented by the proper persons.

RESIGNATION AND REMOVAL OF DEPOSITARY

    The depositary may resign at any time by delivering a notice to us of its election to do so. We may also remove the depositary at any time. Any such resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of such appointment. The successor depositary must be appointed within 60 days after delivery of the notice for resignation or removal. In addition, the successor depositary must be a bank or trust company having its principal office in the United States of America and must have a combined capital and surplus of at least $150,000,000.

FEDERAL INCOME TAX CONSEQUENCES

    Owners of the depositary shares will be treated for Federal income tax purposes as if they were owners of the preferred stock underlying the depositary shares. Accordingly, the owners will be entitled to take into account for Federal income tax purposes income and deductions to which they would be entitled if they were holders of the preferred stock. In addition:

    - no gain or loss will be recognized for Federal income tax purposes upon the withdrawal of preferred stock in exchange for depositary shares;

    - the tax basis of each share of preferred stock to an exchanging owner of depositary shares will, upon the exchange, be the same as the aggregate tax basis of the depositary shares exchanged; and

    - the holding period for preferred stock in the hands of an exchanging owner of depositary shares will include the period during which the person owned the depositary shares.

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                        DESCRIPTION OF THE CAPITAL STOCK

    As of the date of this prospectus, we are authorized to issue up to 4,687,500,000 shares of capital stock, $0.20 par value per share. As of December 31, 2002, 1,920,957,772 shares of capital stock were issued and 1,722,366,896 were outstanding.

    DIVIDENDS. Holders of capital stock are entitled to receive dividends, in cash, securities, or property, as may from time to time be declared by our Board of Directors, subject to the rights of the holders of the preferred stock.

    VOTING. Each holder of capital stock is entitled to one vote per share on all matters requiring a vote of the stockholders.

    RIGHTS UPON LIQUIDATION. In the event of our voluntary or involuntary liquidation, dissolution, or winding up, the holders of capital stock will be entitled to share equally in our assets available for distribution after payment in full of all debts and after the holders of preferred stock have received their liquidation preferences in full.

    MISCELLANEOUS. Shares of capital stock are not redeemable and have no subscription, conversion or preemptive rights.

                          DESCRIPTION OF THE WARRANTS

    We may issue warrants for the purchase of debt securities, preferred stock or capital stock. Warrants may be issued independently or together with our debt securities, preferred stock or capital stock and may be attached to or separate from any offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants and will not have any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. A copy of the warrant agreement will be filed with the SEC in connection with the offering of warrants.

DEBT WARRANTS

    The prospectus supplement relating to a particular issue of warrants to issue debt securities will describe the terms of those warrants, including the following:

    - the title of the warrants;

    - the offering price for the warrants, if any;

    - the aggregate number of the warrants;

    - the designation and terms of the debt securities purchasable upon exercise of the warrants;

    - if applicable, the designation and terms of the debt securities that the warrants are issued with and the number of warrants issued with each debt security;

    - if applicable, the date from and after which the warrants and any debt securities issued with them will be separately transferable;

    - the principal amount of debt securities that may be purchased upon exercise of a warrant and the price at which the debt securities may be purchased upon exercise;

    - the dates on which the right to exercise the warrants will commence and expire;

    - if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

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    - whether the warrants represented by the warrant certificates or debt securities that may be issued upon exercise of the warrants will be issued in registered or bearer form;

    - information relating to book-entry procedures, if any;

    - the currency or currency units in which the offering price, if any, and the exercise price are payable;

    - if applicable, a discussion of material United States federal income tax considerations;

    - anti-dilution provisions of the warrants, if any;

    - redemption or call provisions, if any, applicable to the warrants; and

    - any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

STOCK WARRANTS

    The prospectus supplement relating to a particular issue of warrants to issue capital stock or preferred stock will describe the terms of the warrants, including the following:

    - the title of the warrants;

    - the offering price for the warrants, if any;

    - the aggregate number of the warrants;

    - the designation and terms of the capital stock or preferred stock that may be purchased upon exercise of the warrants;

    - if applicable, the designation and terms of the securities that the warrants are issued with and the number of warrants issued with each security;

    - if applicable, the date from and after which the warrants and any securities issued with the warrants will be separately transferable;

    - the number of shares of capital stock or preferred stock that may be purchased upon exercise of a warrant and the price at which the shares may be purchased upon exercise;

    - the dates on which the right to exercise the warrants commence and expire;

    - if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

    - the currency or currency units in which the offering price, if any, and the exercise price are payable;

    - if applicable, a discussion of material United States federal income tax considerations;

    - antidilution provisions of the warrants, if any;

    - redemption or call provisions, if any, applicable to the warrants;

    - any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants; and

    - any other information we think is important about the warrants.

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                              PLAN OF DISTRIBUTION

    We may sell the securities:

    - through underwriters;

    - through agents; or

    - directly to purchasers.

    In this connection, we may also make sales through the Internet or through other electronic means. Since we may from time to time elect to offer securities directly to the public, with or without the involvement of agents, underwriters or dealers, utilizing the Internet (sometimes referred to as the "world wide web") or other forms of electronic bidding or ordering systems for the pricing and allocation of such securities, you'll want to pay particular attention to the description of that system we'll provide in a prospectus supplement.

    Such a system may allow bidders to directly participate, through electronic access to an auction site, by submitting conditional offers to buy that are subject to acceptance by us, and which may directly affect the price or other terms and conditions at which such securities are sold. Such a bidding or ordering system may present to each bidder, on a so-called "real-time" basis, relevant information to assist in making a bid, such as the clearing spread at which the offering would be sold, based on the bids submitted, and whether a bidder's individual bids would be accepted, prorated or rejected. For example, in the case of a note, the clearing spread could be indicated as a number of "basis points" above an index treasury note. Of course, many pricing methods can and may also be used.

    Upon completion of such an auction process, securities will be allocated based on prices bid, terms of bid or other factors. The final offering price at which securities would be sold and the allocation of securities among bidders would be based in whole or in part on the results of the Internet or other electronic bidding process or auction.

    Many variations of Internet or other electronic auction or pricing and allocation systems are likely to be developed in the future as new technology evolves, and we may utilize such systems in connection with the sale of securities. The specific rules of such an auction would be described to potential bidders in a prospectus supplement. You should review carefully the auction and other rules we will describe in a prospectus supplement in order to understand and participate intelligently in the applicable offering.

    We'll describe in a prospectus supplement, the particular terms of the offering of the securities, including the following:

    - the names of any underwriters;

    - the purchase price and the proceeds we will receive from the sale;

    - any underwriting discounts and other items constituting underwriters' compensation;

    - any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers;

    - any securities exchanges on which the securities of the series may be listed; and

    - any other information we think is important.

    If we use underwriters in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, either at a fixed public offering price, or at varying prices determined at the time of sale.

    The securities may be either offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. The obligations of the underwriters to

                                       26
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purchase securities will be subject to conditions precedent, and the underwriters will be obligated to purchase all the securities of a series if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

    Securities may be sold directly by us or through agents designated by us from time to time. Any agent involved in the offer or sale of the securities for which this prospectus is delivered will be named, and any commissions payable by us to that agent will be set forth, in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment.

    We may authorize agents or underwriters to solicit offers by certain types of institutions to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts. These contracts will provide for payment and delivery on a specified date in the future. The conditions to these contracts and the commissions payable for solicitation of such contracts will be set forth in the applicable prospectus supplement.

    Agents and underwriters may be entitled to indemnification by us against civil liabilities arising out of this prospectus, including liabilities under the Securities Act of 1933, or to contribution for payments which the agents or underwriters may be required to make relating to those liabilities. Agents and underwriters may be customers of, engage in transactions with, or perform services for, us in the ordinary course of business.

    Each series of securities will be a new issue of securities with no established trading market. Any underwriter may make a market in the securities, but won't be obligated to do so, and may discontinue any market making at any time without notice. We can't and won't give any assurances as to the liquidity of the trading market for any of our securities.

                                 LEGAL OPINIONS

    The legality of the securities will be passed upon by Mr. Daniel E. O'Donnell, our Vice President, Assistant General Counsel and Secretary. Mr. O'Donnell, together with members of his family, owns, has options to purchase and has other interests in shares of our common stock.

                                    EXPERTS

    The consolidated financial statements incorporated in this prospectus by reference to the Current Report on Form 8-K dated November 4, 2002 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

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